EXHIBIT 99.1

EXECUTION COPY

MASTER PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

PERKINELMER, INC.

and

EATON CORPORATION

October 6, 2005

TABLE OF CONTENTS

ARTICLE I	STOCK AND ASSET PURCHASE	3

1.1	Sale and Transfer of Stock and Assets; Assumption of Liabilities.	3

1.2	Purchase Price and Related Matters.	12

1.3	The Closing.	14

1.4	Post-Closing Adjustment	18

1.5	Consents to Assignment	22

1.6	Further Assurances	23

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF PKI	23

2.1	Organization, Qualification and Corporate Power.	23

2.2	Capitalization; Title to Property.	25

2.3	Authority	27

2.4	Noncontravention	27

2.5	Subsidiaries	28

2.6	Financial Statements	28

2.7	Absence of Certain Changes	29

2.8	Undisclosed Liabilities	31

2.9	Tax Matters.	32

2.10	Tangible Personal Property	35

2.11	Real Property.	35

2.12	Intellectual Property.	36

2.13	Contracts.	37

2.14	Litigation	40

2.15	Labor Matters	40

2.16	Employee Benefits.	41

2.17	Environmental Matters.	45

2.18	Legal Compliance	48

2.19	Permits	48

2.20	Business Relationships with Affiliates	48

2.21	Brokers’ Fees	49

2.22	Entire Business	49

2.23	Condition of Assets	49

2.24	Asbestos Matters	49

2.25	Government Contracts.	50

2.26	Insurance	51

2.27	No Gifts or Similar Benefits	52

2.28	Suppliers and Customers	52

2.29	Product Warranty Claims	53

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER	53

3.1	Organization	53

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3.2	Authorization of Transaction	53

3.3	Noncontravention	54

3.4	Broker’s Fees	55

3.5	Litigation	55

3.6	Investment Intent	55

3.7	Financing	55

3.8	Solvency	56

ARTICLE IV	PRE-CLOSING COVENANTS	56

4.1	Efforts; Hart-Scott-Rodino Act	56

4.2	Replacement of Guarantees and Letters of Comfort	57

4.3	Operation of Business	57

4.4	Access	60

4.5	Elimination of Intercompany Items	60

4.6	Negotiation of Additional Agreements	61

4.7	Deferred Sale of French Real Estate	61

ARTICLE V	CONDITIONS PRECEDENT TO CLOSING	61

5.1	Conditions to Obligations of Buyer	61

5.2	Conditions to Obligations of PKI	63

ARTICLE VI	INDEMNIFICATION	65

6.1	Indemnification by PKI	65

6.2	Indemnification by Buyer	66

6.3	Claims for Indemnification.	67

6.4	Survival.	69

6.5	Limitations.	70

6.6	Treatment of Indemnification Payments	74

ARTICLE VII	TERMINATION	74

7.1	Termination of Agreement	74

7.2	Effect of Termination.	75

	ARTICLE VIII ENVIRONMENTAL MATTERS	75

8.1	Definitions	75

8.2	Environmental Indemnification by PKI.	76

8.3	Limitations.	77

8.4	Environmental Indemnification by Buyer.	80

ARTICLE IX	TAX MATTERS	80

9.1	Preparation and Filing of Tax Returns; Payment of Taxes.	80

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9.2	Allocation of Certain Taxes.	82

9.3	Refunds and Carrybacks.	84

9.4	Cooperation on Tax Matters; Tax Audits.	84

9.5	Termination of Tax Sharing Agreements	86

9.6	Certain Elections under Code Section 338	87

ARTICLE X	FURTHER AGREEMENTS	87

10.1	Access to Information; Record Retention; Cooperation.	87

10.2	Director and Officer Indemnification	91

10.3	Covenant Not to Compete; Nonsolicitation.	91

10.4	Disclosure Generally.	93

10.5	Acknowledgments by Buyer	94

10.6	Certain Employee Benefits Matters.	95

10.7	Resignations	98

10.8	Use of Name for Transition Period.	98

10.9	Seller Guarantees	99

ARTICLE XI	MISCELLANEOUS	100

11.1	Press Releases and Announcements	100

11.2	No Third Party Beneficiaries	100

11.3	Action to be Taken by Affiliates	101

11.4	Entire Agreement	101

11.5	Succession and Assignment	101

11.6	Counterparts	102

11.7	Headings	102

11.8	Notices	102

11.9	Governing Law	103

11.10	Amendments and Waivers	104

11.11	Severability	104

11.12	Expenses	104

11.13	Specific Performance	104

11.14	Dispute Resolution.	105

11.15	Bulk Transfer Laws	110

11.16	Construction	110

11.17	Foreign Exchange Conversions	111

11.18	Waiver of Jury Trial	111

11.19	Incorporation of Exhibits and Schedules	112

11.20	Facsimile Signature	112

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Disclosure Schedule

Other Schedules

Schedule 1.1(b)(i)	–	Owned Real Property
Schedule 1.1(b)(ii)	–	Leased Facilities
Schedule 1.1(b)(vi)	–	Certain Excluded Contracts and Agreements
Schedule 1.1(b)(vii)	–	Patents and Patent Applications
Schedule 1.2	–	Preliminary Allocation of Purchase Price
Schedule 1.4(a)	–	Calculation of Closing Working Capital
Schedule 5.1(a)	–	Required Consents
Schedule 10.4(a)	–	Knowledge Persons

Exhibits

Exhibit A	–	Form of Assumption Agreement
Exhibit B	–	Form of Bill of Sale
Exhibit C	–	Form of French Agreement
Exhibit D	–	Form of Patent Assignment
Exhibit E	–	Form of Trademark Assignment
Exhibit F	–	Form of Copyright Assignment
Exhibit G	–	Form of Lease Assignment and Assumption Agreement
Exhibit H	–	Form of French Real Property Deed
Exhibit I	–	Form of Transition Services Agreement

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TABLE OF DEFINED TERMS

Defined Term	Section

1060 Forms	1.2(b)(iv)
Accounts Receivable	1.1(b)(ix)
Acquired Assets	1.1(b)
Adjusted Purchase Price	1.4(i)
ADR	11.14(b)
Affiliate	2.12(d)
Agreed Amount	6.3(b)
Agreement	Preliminary Statement
ALLOCATION SCHEDULE	1.2(b)(i)
ASSET SELLER	Introduction
Asset Sellers	Introduction
Assumed Liabilities	1.1(d)
Assumption Agreement	1.1(d)
Authorized Individuals	11.14(a)(iii)
Balance Sheet Date	2.6
Business	Introduction
Business Day	1.3(a)
Business Collective Bargaining Agreement	10.6(b)
Business Employees	2.16(g)
Business Material Adverse Effect	2.1(a)
Business Properties	2.17(a)(viii)
Buyer	Preliminary Statement
Buyer Material Adverse Effect	3.3(b)
Buyer’s Plans	10.6(a)
CERCLA	2.17(a)(i)
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Closing	1.3(a)
Closing Date	1.3(a)
Closing Working Capital Amount	1.4(a)
Closing Working Capital Statement	1.4(a)
COBRA	2.16(a)(i)
Code	1.2(b)(iv)
Competitive Business	10.3(a)
Confidentiality Agreement	4.4
Consents	5.1(a)
Contracts	1.1(b)(vi)
Damages	6.1; 6.3(a); 8.1(a)
Deferred Consent	1.5
Deferred Item	1.5
Designated Contracts	2.13(c)
Designated Intellectual Property	2.12(a)

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Defined Term	Section
Develop; Development	8.1(b)
Disclosing Party	10.1(f)
Disclosure Schedule	Article II
Dispute Notice	1.4(b)
Dispute Resolution Party	11.14(a)
Environment	2.17(a)(iii)
Environmental Indemnity Claim	8.2(b)
Environmental Law	2.17(a)(v)
Environmental Matters	2.17(a)(vi)
Equipment	1.1(b)(iii)
ERISA	2.16(a)(ii)
ERISA Affiliate	2.16(a)(iii)
Excluded Asset	1.1(c)
Excluded Liabilities	1.1(e)
Final Closing Working Capital Amount	1.4(b)
Final Closing Working Capital Statement	1.4(b)
Financial Statements	2.6
Foreign Business Benefit Arrangement	2.16(a)(iv)
Foreign Business Benefit Plan	2.16(a)(v)
Foreign Business Employee	2.16(a)(vi)
Foreign Business Pension Plan	2.16(a)(vii)
Foreign Business Welfare Plan	2.16(a)(viii)
French Agreement	1.3(b)(v)
French Owned Property	4.7
French Real Property Deed	1.3(b)(xv)
Goodwill	1.1(b)(xii)
Government Contract	2.25(b)
Governmental Entity	2.4(b)
Hart-Scott-Rodino Act	2.4
Inactive Business Employees	2.16(g)
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Information	10.1(a)
Insurance Policies	2.26
Intangible Assets	1.1(b)(vii)
Intellectual Property	1.1(b)(vii)
Inventory	1.1(b)(iv)
Lease Assignment and Assumption Agreements	1.3(b)(xiii)
Leased Facilities	1.1(b)(ii)
Leases	2.11(b)
Materials of Environmental Concern	2.17(a)(iv)
Most Recent Balance Sheet	2.6
Multiemployer Plan	2.16(a)(ix)
Required Environmental Remediation	8.1(d)

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Defined Term	Section
Pre-Closing Period	9.2(c)(i)
Retention Agreements	1.1(d)(xv)
US Business Benefit Arrangement	2.16(a)(x)
US Business Benefit Plan	2.16(a)(xi)
US Business Employee	2.16(a)(xii)
US Business Pension Plan	2.16(a)(xiii)
US Business Welfare Plan	2.16(a)(ix)
Natural Resources Damages	8.1(d)
Neutral	11.4(c)
Neutral Accountant	1.4(c)
New Disclosure	10.4(b)
Noncompetition Party	10.3(a)
Noncompetition Period	10.3(a)
Off-Site Liabilities	2.17(a)(vii)
Owned Real Property	1.1(b)(i)
Party, Parties	Preliminary Statement
Permits	2.19
PKI	Preliminary Statement
PKI France	Introduction
PKI Indonesia	Introduction
PKI Singapore	Introduction
PKI Singapore Parent	Introduction
PKL	Introduction
PKL Business	Introduction
Prepaid Assets	1.1(b)(x)
Purchase Price	1.2(a)
Receiving Party	10.1(f)
Release	2.17(a)(ii)
Response Costs	8.1(e)
Retained Marks	10.8(b)
Securities Act	2.2(a)
Security Interest	2.2(d)
Seller Guarantees	4.2
Sellers	Introduction
Stock	Introduction
Systems and Information	1.1(b)(v)
Target Working Capital Amount	1.4(h)
Tax Audit	9.4(b)
Tax Returns	2.9(a)
Taxes	2.9(a)
Taxing Authority	9.4(a)
Tentative Assumed Liabilities	1.2(b)(i)
Third Party IP Rights	2.12(b)
Transferred Employees	10.6(a)

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Defined Term	Section
US Business Benefit Arrangements	2.16(a)(x)
US Business Benefit Plan	2.16(a)(xi)
US Business Employee	2.16(a)(xii)
US Business Pension Plan	2.16(a)(xiii)
US Business Welfare Plan	2.16(a)(xiv)
U.S. GAAP	1.1(d)(i)
WARN	10.6(c)
Working Capital	1.4(a)

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MASTER PURCHASE AND SALE AGREEMENT

This MASTER PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of October 6, 2005 by and between PerkinElmer, Inc., a Massachusetts corporation (“PKI”), and Eaton Corporation, an Ohio corporation (“Buyer”). PKI and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

1. PKI and certain of its direct and indirect subsidiaries are engaged in, among other matters, the business of developing, manufacturing, marketing, servicing and repairing sealing valve and pneumatic products and systems and ducting products for the aerospace and industrial market, and design and manufacturing support services for aircraft engine manufacturers and airframe OEMs (such business, as conducted by PKI and such subsidiaries on the date hereof, being referred to herein as the “Business”); provided, however; that the definition of Business as used herein shall not include the business and operations of PKL, LLC, a Delaware limited liability company (“PKL”), which involves primarily the machining and assembly of tools used in the manufacture of valves, seals, bellows and pneumatic joints (the “PKL Business”);

2. PerkinElmer Singapore Pte Ltd. (“PKI Singapore Parent”), in its capacity as a holder of outstanding shares of the capital stock of PKI Indonesia, a private limited company organized under the laws of Singapore and an indirect subsidiary of PKI, owns all of the outstanding shares of capital stock of Fluid Sciences Singapore Pte Ltd., a private limited company organized under the laws of Singapore (“PKI Singapore”); and PKI Singapore, in its capacity as a holder of outstanding shares of capital stock of PKI Indonesia (as defined below), and PKI Singapore Parent together own all of the outstanding shares of capital stock of P.T. Fluid Sciences Batam, a corporation organized under the laws of Indonesia (“PKI Indonesia”);

3. PKI, PKI Singapore and PKI’s indirect subsidiary PerkinElmer S.A.S., a corporation organized under the laws of France (“PKI France”, and together with PKI and PKI Singapore, the “Asset Sellers”), collectively own or lease all of the Acquired Assets (as defined in Section 1.1(b)). PKI, PKI Singapore and PKI France, in their capacity as the Asset Sellers, and PKI Singapore Parent and PKI Singapore, in their capacity as a holder of outstanding shares of capital stock of PKI Indonesia, are collectively referred to herein as the “Sellers”;

4. Buyer desires to purchase from PKI Singapore Parent and PKI Singapore, and PKI desires to cause PKI Singapore Parent and PKI Singapore to sell to Buyer, all of the outstanding shares of capital stock of PKI Indonesia (the “Stock”), upon the terms and subject to the conditions set forth herein;

5. Buyer desires to purchase from the Asset Sellers, and PKI desires, and desires to cause PKI France and PKI Singapore, to sell to Buyer, the Acquired Assets, subject to the assumption of certain liabilities and upon the terms and subject to the conditions set forth herein; and

6. Although the Parties expect to enter into such ancillary agreements, deeds and instruments of conveyance and assumption as may be required under applicable law (including without limitation the laws of France) or otherwise desirable in order to fully consummate the transactions contemplated hereby, including without limitation the purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities (as defined in Section 1.1(d)), the

Parties have entered into this Agreement as the master and primary agreement governing the terms and conditions of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

STOCK AND ASSET PURCHASE

1.1 Sale and Transfer of Stock and Assets; Assumption of Liabilities.

(a) Sale and Transfer of Stock. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 1.3(a)), PKI shall cause PKI Singapore Parent and PKI Singapore to sell, convey, assign, transfer and deliver to Buyer (or its designee), and Buyer (or its designee) shall purchase and acquire from PKI Singapore Parent and PKI Singapore, the Stock.

(b) Sale and Transfer of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, PKI shall, and shall cause PKI France and PKI Singapore to, sell, convey, assign, transfer and deliver to Buyer (or its designee), and Buyer (or its designee) shall purchase and acquire from each Asset Seller, all of such Asset Seller’s right, title and interest in all assets, rights, properties, claims, contracts and business of such Asset Seller as of the Closing Date, in each case to the extent used primarily by such Asset Seller in the conduct of the Business (such assets, rights, properties, claims, contracts and business of each Asset Seller collectively, the “Acquired Assets”). The Acquired Assets include, without limitation, the following assets, rights, properties, claims, contracts and business of each Asset Seller, in each case to the extent used primarily by such Asset Seller in the conduct of the Business, but the Acquired Assets specifically exclude the Excluded Assets as described in Section 1.1(c):

(i) The real property described on Schedule 1.1(b)(i) attached hereto (the “Owned Real Property”);

(ii) The leasehold interests in real property described on Schedule 1.1(b)(ii) attached hereto (the “Leased Facilities”);

(iii) All equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property (collectively, the “Equipment”) and all warranties and guarantees, if any, express or implied, existing for the benefit of such Asset Seller in connection with the Equipment to the extent transferable;

(iv) All inventory of raw materials, work in process, finished goods, office supplies, maintenance supplies and packaging materials, together with spare parts, supplies, promotional materials and inventory (collectively, the “Inventory”);

(v) All management information systems, including hardware and software, to the extent that such systems and software are transferable, and all customer lists, vendor lists, catalogs, research material, technical information, trade secrets, technology, know-how, specifications, designs, drawings and processes and quality control data, if any (collectively, the “Systems and Information”); provided, however, that Buyer and PKI shall each pay one half (1/2) of all payments to third parties required to effect the transfer of such Systems and Information (except that PKI shall cooperate with Buyer with respect to, but the Buyer shall pay all amounts payable to, Microsoft Corporation in connection with any consents or additional licenses required from Microsoft Corporation);

(vi) All contracts, maintenance and service agreements, joint venture agreements, purchase commitments for materials and other services, advertising and promotional agreements, real and personal property leases, collective bargaining agreements (to the extent assignable and subject to the limitations set forth in Section 10.6(b)) and other agreements (including any agreements of such Asset Seller with customers, suppliers, sales representatives, agents, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees specified therein), except for those contracts, agreements (including collective bargaining agreements), commitments or leases set forth on Schedule 1.1(b)(vi) attached hereto (collectively, the “Contracts”);

(vii) The patents, patent registrations and patent applications set forth on Schedule 1.1(b)(vii), and all trademarks, trademark registrations and trademark applications, trade names (together with the goodwill associated therewith), copyrights, copyright applications and copyright registrations, including all rights to sue for past infringement (collectively, “Intellectual Property”, and together with the Systems and Information, the “Intangible Assets”);

(viii) All licenses, permits or franchises issued by any federal, state, municipal or foreign authority relating to the development, use, maintenance or occupation of the Owned Real Property, the Leased Facilities or the operations of the Business, to the extent that such licenses, permits or franchises are transferable;

(ix) All accounts receivable and other receivables in existence at the Closing Date (whether or not billed) (collectively, the “Accounts Receivable”);

(x) All goods and services and all other economic benefits to be received subsequent to the Closing Date arising out of prepayments and payments by the Asset Seller prior to the Closing Date (collectively, the “Prepaid Assets”);

(xi) All books (other than stock record books), records, accounts, ledgers, files, documents, correspondence, employment records, studies, reports and other printed or written materials, including, without limitation, historical financial and manufacturing information; and

(xii) All goodwill (the “Goodwill”).

(c) Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include each Asset Seller’s right, title or interest in or to any of the following (each, an “Excluded Asset”):

(i) Any assets (including all rights, properties, claims, contracts, business, real property, leasehold interests in real property, equipment, machinery, vehicles, tools and other tangible personal property) other than those primarily used by such Asset Seller in the conduct of the Business;

(ii) The capital stock of all subsidiaries of the Asset Sellers (other than the Stock);

(iii) All cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities;

(iv) The contracts and agreements listed on Schedule 1.1(b)(vi) attached hereto;

(v) All insurance policies and all rights of such Asset Seller to insurance claims, related refunds and proceeds thereunder;

(vi) The rights which accrue or will accrue under this Agreement;

(vii) All refunds of Taxes (as defined in Section 2.9(a)) relating to all periods ending on or prior to the Closing Date;

(viii) All actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing Date relating to the items set forth above in this Section 1.1(c) or to any Excluded Liabilities; and

(ix) All assets of any US or Foreign Business Benefits Plans relating to the Business.

(d) Assumed Liabilities. On the Closing Date, Buyer shall deliver to each Asset Seller an undertaking (the “Assumption Agreement”), in the form attached hereto as Exhibit A, pursuant to which Buyer, on and as of the Closing Date, shall assume and agree to pay, perform and discharge when due all liabilities and obligations (other than Excluded Liabilities) of each Asset Seller, of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, due or to become due, in each case to the extent primarily arising out of or relating primarily to the Acquired Assets or the conduct of the Business before, on or after the Closing Date, including (without intending to expand or reduce the scope of the foregoing provisions) the following obligations and liabilities, in each case to the extent primarily arising out of or relating primarily to the Business or the Acquired Assets (collectively, the “Assumed Liabilities”):

(i) All obligations and liabilities (A) reflected on the Most Recent Balance Sheet (as defined in Section 2.6) or (B) otherwise arising out of or relating to the Business or the Acquired Assets as of the date of the Most Recent Balance Sheet and which are not required to be reflected thereon according to United States generally accepted accounting principles (“U.S. GAAP”), except to the extent that such obligations and liabilities are satisfied prior to the Closing;

(ii) All obligations and liabilities incurred subsequent to the Balance Sheet Date (as defined in Section 2.6) and on or prior to the Closing Date, except to the extent that such obligations and liabilities are satisfied prior to the Closing;

(iii) All obligations and liabilities arising or incurred by Buyer on or after the Closing Date;

(iv) All obligations and liabilities which arise out of Buyer’s operation of the Business, the use of the Acquired Assets and/or sale of any products manufactured and/or sold by Buyer or any of its Affiliates (as defined in Section 2.12(d)) on or after the Closing Date;

(v) All obligations and liabilities under or arising out of the contracts, agreements, commitments and leases transferred pursuant to Section 1.1(b)(vi);

(vi) All obligations and liabilities under the licenses, permits and franchises transferred pursuant to Section 1.1(b)(viii);

(vii) All obligations and liabilities arising out of the ownership or operation of any Owned Real Property, whether incurred prior to, on or following the Closing Date, except for Taxes which shall be allocated in accordance with Section 9.2(b);

(viii) All obligations and liabilities arising out of the ownership, leasing or operation of any Leased Facility, whether incurred prior to, on or following the Closing Date;

(ix) All obligations and liabilities in respect of Transferred Employees assumed by, or which are otherwise the responsibility of, Buyer pursuant to Section 10.6;

(x) All obligations and liabilities for any Taxes and expenses assumed by, or which are otherwise the responsibility of, Buyer pursuant to Article IX;

(xi) All obligations and liabilities arising out of or relating to Deferred Items (as defined in Section 1.5) under Section 1.5 except for PKI’s obligation to pay one-half of any payments made to a third party to obtain a Deferred Consent;

(xii) All obligations and liabilities constituting Environmental Matters (as defined in Section 2.17(a)(vi)) assumed by Buyer, or which are otherwise the responsibility of Buyer, pursuant to Article VIII;

(xiii) All obligations and liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or relating to the Acquired Assets or the conduct and operation of the Business prior to, on or after the Closing Date, regardless of whether any such action, suit, proceeding, dispute, claim or investigation was commenced prior to, on or after the Closing Date;

(xiv) All obligations and liabilities arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products or goods of the Business manufactured or sold prior to, on or after the Closing Date, regardless of whether any such claim was brought prior to, on or after the Closing Date;

(xv) The first $2,000,000 of obligations and liabilities arising out of or relating to any retention agreements, including without limitation those listed on Schedule 1.1(b)(vi) (the “Retention Agreements”) (it being understood, however, that all liabilities and obligations in excess of $2,000,000 in the aggregate under such retention agreements shall constitute Excluded Liabilities);

(xvi) All obligations and liabilities arising out of or relating to any product liability claim (including any such claim arising out of or relating to injury to or death of persons), damage to or destruction of property or any worker’s compensation claim, in each case relating to products or goods of the Business manufactured or sold prior to, on or after the Closing Date, regardless of whether any such claim was brought prior to, on or after the Closing Date;

(xvii) All obligations and liabilities relating to the termination of employment of any Business Employee or the offer (or failure to offer) employment to any Business Employee; and

(xviii) One-half of the first $3,000,000 of obligations and liabilities arising out of or relating to the carbon seal product warranty issue described on Schedule 1.1(e)(ix) (it being understood that all such obligations and liabilities in excess thereof are Excluded Liabilities).

(e) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities shall not include the following (collectively, the “Excluded Liabilities”):

(i) All obligations and liabilities arising out of or relating to the Excluded Assets, which include any properties formerly owned, occupied or operated by the Business;

(ii) All obligations and liabilities assumed by, or which are otherwise the responsibility of, any Asset Seller pursuant to this Agreement in accordance with Articles VIII and IX;

(iii) All liabilities and obligations of any Asset Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (it being understood, however, that the first $2,000,000 of liabilities and obligations under the Retention Agreements shall constitute Assumed Liabilities);

(iv) All liabilities for indebtedness for borrowed money of Sellers to third parties or to Sellers or any of their subsidiaries or Affiliates, or any guarantees or obligations to reimburse a bank or any other person under any letter of credit or similar obligations;

(v) All obligations and liabilities arising in connection with any disposition prior to the Closing Date by Sellers, or any of their affiliates, of stock or assets (whether by stock or asset sale, merger or other transaction) formerly comprising a product line, segment, portion or division of the Business (by way of merger, consolidation, sale or otherwise);

(vi) All obligations and liabilities related to all US and Foreign Business Benefit Plans that are the responsibility of Sellers pursuant to Section 10.6;

(vii) All fines, penalties or other assessments by a Governmental Entity for violations of Environmental Laws (as defined in Section 2.17), and all Off Site Liabilities (as defined in Section 2.17), in each case, to the extent related to ownership or operation of the Business prior to the Closing Date;

(viii) All liabilities related to any asbestos or any asbestos-containing materials (A) to the extent such liabilities arise within any Business Property (as defined in Section 2.17(a)(viii)) on or prior to the Closing Date; or (B) arising in connection with exposure to such materials contained in any products of the Business that were manufactured, distributed, marketed, processed or sold prior to the Closing Date;

(ix) Taxes, except as specifically provided for in Article IX; and

(x) One-half of the first $3,000,000 of obligations and liabilities arising out of or relating to the carbon seal product warranty issue described on Schedule 1.1(e)(ix) and all of such obligations and liabilities in excess thereof.

1.2 Purchase Price and Related Matters.

(a) Purchase Price. Regardless of whether the transfer of any Acquired Asset has been deferred pursuant to the provisions of Section 1.5, in consideration for the sale and transfer of the Stock and the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date assume the Assumed Liabilities as provided in Section 1.1(d) hereof and shall pay to Sellers in cash, by wire transfer of immediately available funds, (i) U.S. $333,000,000, less (ii) the amount of any capitalized lease obligations included on the balance sheet of the Business as of the Closing Date and less the amount by which $1,300,000 exceeds the payments made by PKI pursuant to Section 4.1 hereof, plus (iii) the amount, if any, of any payment of the participation fee made by any Seller to General Electric under the General Electric RSP Agreement for the CF6 engine program and the GE RSP Agreement for the CFM56 engine program, each dated June 30, 2005 (the “Purchase Price”).

(b) Allocation. (i) The Purchase Price shall be allocated among the Sellers as set forth on Schedule 1.2 attached hereto. As soon as practicable following the determination of the Adjusted Purchase Price (as defined in Section 1.4(i)), PKI shall prepare and deliver to Buyer an allocation schedule (the “Allocation Schedule”) allocating the Adjusted Purchase Price and the Assumed Liabilities (to the extent treated as liabilities for United States federal income tax purposes) among the Sellers and among the Acquired Assets, the Stock and the covenant contained in Section 10.3 hereof, and which shall be identical to Schedule 1.2 except that it will take into account the following adjustments:

(A) If the Adjusted Purchase Price exceeds the Purchase Price, the amount of such excess shall increase the amount allocated to the Tax jurisdiction(s) to which the increase in Working Capital that gave rise to such excess relates as determined in good faith by PKI;

(B) If the Purchase Price exceeds the Adjusted Purchase Price, the amount of such excess shall decrease the amount allocated to the Tax jurisdiction(s) to which the decrease in Working Capital that gave rise to such excess relates as determined in good faith by PKI; and

(C) The amount of Assumed Liabilities (to the extent treated as liabilities for United States federal income tax purposes) shall increase the amount allocated to the Tax jurisdiction(s) to which such Assumed Liabilities relate as determined in good faith by PKI.

(ii) As soon as practicable following the delivery of the Allocation Schedule to the Buyer, Buyer shall review such proposed Allocation Schedule and shall notify PKI of any proposed revisions thereto. Buyer and PKI shall negotiate in good faith in an attempt to reach agreement as to the proposed allocations. If Buyer and PKI fail to agree on a final version of the Allocation Schedule within 60 days of the date that the proposed Allocation Schedule was first delivered to Buyer, the items in dispute shall be referred to the Neutral Accountant for resolution in accordance with the procedures set forth in Section 1.4 hereof.

(iii) In the event that any subsequent adjustment to the Purchase Price or Adjusted Purchase Price occurs as a result of (i) any indemnity payments made pursuant to this Agreement, or (ii) for any other reason, PKI and the Buyer shall adjust the allocations under this Section 1.2(b) in such manner as they shall agree.

(iv) The Parties agree to act in accordance with the computations and allocations contained in the Allocation Schedule as finally agreed upon or determined by the Neutral Accountant (as they may be subsequently adjusted pursuant to Section 1.2(b)(iii)) in any relevant Tax Returns (as defined in Section 2.9(a)) or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), or pursuant to any similar provisions of local, state and foreign Tax laws (the “1060 Forms”) unless otherwise required by law or pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of local, state or foreign law. They further agree to prepare all other forms, financial statements, reports and similar items in a manner that is consistent with the allocations to Tax jurisdictions contained in the Allocation Schedule, to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by law. In the event that any Section 1060 Form is required to be filed with any Taxing authority prior to final resolution of the Allocation Schedules, the Parties shall file all such 1060 Forms in a manner that is consistent with Schedule 1.2.

1.3 The Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, on October 31, 2005, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three Business Days (as defined below)) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waiver at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

(b) Actions at the Closing.

At the Closing:

(i) PKI shall deliver (or cause to be delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

(ii) Buyer shall deliver (or cause to be delivered) to Sellers the various certificates, instruments and documents required to be delivered under Section 5.2;

(iii) PKI shall deliver (or cause to be delivered) to Buyer certificate(s) evidencing all of the Stock, duly endorsed in blank, or with stock powers or other instruments of transfer reasonably acceptable to Buyer duly executed by PKI Singapore Parent and PKI Singapore;

(iv) PKI shall, and shall cause PKI France to, deliver to Buyer an executed Bill of Sale in substantially the form attached hereto as Exhibit B;

(v) PKI shall cause PKI France to deliver to Buyer, and Buyer shall deliver to PKI France, an executed Sale of an On Going Concern Agreement in substantially the form attached hereto as Exhibit C, which Sale of an On Going Concern Agreement shall, among other things, evidence (A) the sale, conveyance, assignment, transfer and delivery by PKI France to Buyer of all of PKI France’s right, title and interest in the Acquired Assets and (B) the assumption and agreement by Buyer to pay, perform and discharge when due all of the Assumed Liabilities of PKI France (the “French Agreement”). For the avoidance of doubt, the Parties hereby agree that the French Agreement shall not expand or reduce the rights and obligations and liabilities of the Parties under this Agreement, and, if there is any conflict between this Agreement and the French Agreement, this Agreement shall control;

(vi) PKI shall deliver to Buyer an executed Patent Assignment in substantially the form attached hereto as Exhibit D;

(vii) PKI shall deliver to Buyer an executed Trademark Assignment in substantially the form attached hereto as Exhibit E;

(viii) PKI shall deliver to Buyer an executed Copyright Assignment in substantially the form attached hereto as Exhibit F;

(ix) PKI shall deliver (or cause to be delivered) such other instruments of conveyance as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of the Acquired Assets owned by the Asset Sellers;

(x) PKI shall transfer (or cause to be transferred) all the books, records, files and other data (or copies thereof) (other than stock record books) within the possession of the Asset Sellers relating primarily to the Acquired Assets and reasonably necessary for the continued operation of the Business by Buyer;

(xi) PKI shall deliver or make available (or shall cause to be delivered or made available) to Buyer the minute books, stock books, ledgers and registers, corporate seals and other similar corporate records of PKI Indonesia;

(xii) Buyer shall deliver to each Asset Seller an executed Assumption Agreement and such other instruments as PKI may reasonably request in order to effect the assumption by Buyer of the Assumed Liabilities;

(xiii) Buyer shall deliver to each applicable Asset Seller an executed Lease Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit G (or such other form as may be reasonably requested by the applicable Asset Seller or landlord) (collectively, the “Lease Assignment and Assumption Agreements”) in connection with those Leases (as defined in Section 2.11(b)) as are designated by the Asset Sellers;

(xiv) Buyer shall pay to Sellers the Purchase Price in cash by wire transfer of immediately available funds to one or more accounts designated by PKI;

(xv) PKI shall cause PKI France to deliver to Buyer an executed Deed in substantially the form attached hereto as Exhibit H in connection with the sale and transfer by PKI France to Buyer of the Owned Real Property (as defined in Section 2.11(a)) located at 2 Rue Lavoisier, Coignieres, France (the “French Real Property Deed”);

(xvi) PKI shall deliver (or cause to be delivered) to Buyer, or otherwise put Buyer (or cause Buyer to be put) in possession and control of, all of the Acquired Assets of a tangible nature owned by the Asset Sellers;

(xvii) The Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above; and

(xviii) The Parties shall execute and deliver the Transition Services Agreement in substantially the form attached hereto as Exhibit I.

1.4 Post-Closing Adjustment. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Within 45 days after the Closing Date, PKI shall prepare and deliver to Buyer a statement (the “Closing Working Capital Statement”) calculating the Working Capital (as defined in this Section 1.4(a)) of the Business as of the Closing Date (the “Closing Working Capital Amount”). PKI shall conduct full physical inventories as of the Closing Date within 30 calendar days prior to or following the Closing Date, and the results of such inventories, after appropriately adjusting for intervening activity between the date of such physical inventories and the Closing Date, shall be used in preparing the Closing Working Capital Statement. Representatives of PKI and Buyer will be permitted to observe the physical inventories. For purposes of this Agreement, “Working Capital” shall mean the current assets of the Business as of the Closing Date (including accounts receivable (net of allowance for doubtful accounts), inventory (net of reserve for excess and obsolete inventory but excluding the LIFO reserve and the related LIFO excess and obsolete reserve adjustment) and other current assets, excluding prepaid Taxes and deferred Tax assets, investments and cash and cash equivalents, which cash and cash equivalents shall be distributed to, or retained by, Sellers prior to the Closing), less the current liabilities of the Business as of the Closing Date (including accounts payable, accrued expenses, but excluding Tax liabilities, deferred Taxes, restructuring liabilities, capital lease obligations, accrued management incentives, employee labor costs for employees of the business who are not Transferred Employees, accrued Pension costs for employees of the Business who work primarily at the Warwick, Rhode Island facility and accrued revenue sharing agreement liabilities), and shall be calculated in accordance with U.S. GAAP on a basis consistent with PKI’s accounting methods, treatments, principles and procedures used in the preparation of the Financial Statements referred to in Section 2.6 of this Agreement. For the avoidance of doubt, Working Capital shall exclude all Excluded Assets and Excluded Liabilities.

(b) If Buyer in good faith disputes the Closing Working Capital Amount as shown on the Closing Working Capital Statement prepared by PKI, Buyer shall deliver to PKI within 60 days after receipt of the Closing Working Capital Statement a statement (the “Dispute Notice”) setting forth Buyer’s calculation of the correct Closing Working Capital Amount and describing in reasonable detail the basis for the determination of such different Closing Working Capital Amount. The Parties shall use reasonable efforts to resolve such differences regarding the determination of the Closing Working Capital Amount for a period of 30 days after Buyer has given the Dispute Notice. If the Parties resolve such differences, the Closing Working Capital Amount agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Amount” and the Closing Working Capital Statement agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Statement.”

(c) If the Parties do not reach a final resolution on the Closing Working Capital Amount within 30 days after Buyer has given the Dispute Notice, unless the Parties mutually agree to continue their efforts to resolve such differences, KPMG LLP (the “Neutral Accountant”) shall resolve such differences, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below. The Parties shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among PKI, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of the Closing Working Capital Amount; and the Neutral Accountant shall be required to resolve the differences between the Parties and determine the Closing Working Capital Amount within twenty (20) Business Days after such presentations have been made. The Closing Working Capital Amount determined by the Neutral Accountant shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Working Capital Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error.

(d) The Neutral Accountant shall not be authorized or permitted to:

(i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Working Capital Amount in accordance with this Section 1.4;

(ii) resolve any such differences by making an adjustment to the Closing Working Capital Statement that is outside of the range defined by amounts as finally proposed by the Parties; or

(iii) apply any accounting methods, treatments, principles or procedures other than as described in Section 1.4(a).

(e) PKI, on the one hand, and Buyer, on the other hand, shall each pay one half of the fees and expenses of the Neutral Accountant; provided that if the Neutral Accountant determines that one Party has adopted a position or positions with respect to the Closing Working Capital Statement that is frivolous or clearly without merit, the Neutral Accountant (i) may, in its discretion, assign a greater portion of any such fees and expenses to such Party and

(ii) shall provide to the Parties a written explanation of its reasons for making such a determination.

(f) The Parties agree that the procedure set forth in this Section 1.4 for resolving disputes with respect to the Closing Working Capital Amount shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(g) Failure of Buyer to deliver a Dispute Notice within 60 days after receiving the Closing Working Capital Statement shall constitute acceptance of the Closing Working Capital Amount set forth on the Closing Working Capital Statement, whereupon such Closing Working Capital Amount shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement shall be deemed to be the Final Closing Working Capital Statement. Delivery by Buyer of a Dispute Notice shall constitute final and binding acceptance by Buyer of all portions of the Closing Working Capital Statement other than those specifically identified in the Dispute Notice as being subject to a good faith dispute.

(h) If the Final Closing Working Capital Amount is less than $22,900,000, as adjusted to exclude all Tax assets and liabilities of Sellers and PKI Indonesia as of the Balance Sheet Date, including without limitation accrued payroll taxes, accrued real estate taxes, accrued personal property taxes, accrued sales and use taxes, accrued employment taxes and accrued value-added taxes (the “Target Working Capital Amount”), then PKI shall pay to Buyer an amount equal to the difference between the Target Working Capital Amount and the Final Closing Working Capital Amount. If the Final Closing Working Capital Amount is more than the Target Working Capital Amount, then Buyer shall pay to Sellers an amount equal to the difference between the Final Closing Working Capital Amount and the Target Working Capital

Amount. Any payment pursuant to this Section 1.4(h) shall be made in cash by wire transfer of immediately available funds into an account or accounts designated by the Buyer or Sellers, as the case may be, within five Business Days after the date on which the Final Closing Working Capital Amount is determined pursuant to this Section 1.4.

(i) For purposes of this Agreement, “Adjusted Purchase Price” means the Purchase Price plus, if applicable, the amount of the payment required to be made by Buyer to PKI pursuant to the second sentence of Section 1.4(h) or minus, if applicable, the amount of the payment required to be made by PKI to Buyer pursuant to the first sentence of Section 1.4(h).

1.5 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any asset, agreement, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity (as defined in Section 2.4(b)), as the case may be, would constitute a breach or default thereof, would result in a violation of the rights of any such third party, would be ineffective, or would in any way adversely affect the rights of PKI or Buyer thereunder. If such consent (a “Deferred Consent”) is not obtained, then (a) the asset, agreement, lease, authorization, license or permit to which such Deferred Consent relates (a “Deferred Item”) shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, the Sellers and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that (i) no Party shall be required to make any material payments or agree to any material undertakings in connection therewith and (ii) if the Parties agree to make any payments (whether or not material) to a third party to obtain a

Deferred Consent, all such payments that are made shall be paid one half (1/2) by the Buyer and one half (1/2) by PKI, and (c) until such Deferred Consent is obtained, the Sellers and the Buyer shall cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement reasonably proposed by the Buyer under which (i) the Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits (net of the amount of any related Tax costs and any other liabilities or obligations imposed on the Sellers or any of their Affiliates under the Deferred Item) and (ii) the Buyer would assume any related economic burden (including the amount of any related Tax costs and any other liabilities or obligations imposed on the Sellers or any of their Affiliates) with respect to the Deferred Item.

1.6 Further Assurances. At any time and from time to time after the Closing Date, as and when reasonably requested by any Party hereto and at such Party’s expense (it being understood that such Party shall be required to reimburse only out-of-pocket expenses paid to third parties, and not internal costs), the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PKI

PKI represents and warrants to Buyer that, except as set forth in the disclosure schedule provided by PKI to Buyer (the “Disclosure Schedule”):

2.1 Organization, Qualification and Corporate Power.

(a) Sellers. Each of the Sellers is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect (as defined below). Each of the Sellers has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, “Business Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the business, financial condition or results of operations of the Business or (ii) materially impairs the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance resulting from or arising out of (I) the actions contemplated by the Parties in connection with this Agreement, (II) the announcement or performance of this Agreement or the transactions contemplated by this Agreement, (III) changes, effects or circumstances resulting from conditions in the Business’s industry or in markets generally, except to the extent the effect of such conditions on the Business and PKI Indonesia is materially disproportionate to the effect of such conditions on other participants in industries in which the Business and PKI Indonesia are engaged, (IV) changes in national or international general economic conditions or (V) national or international political conditions or instability, including the engagement by the United States in hostilities, whether or not pursuant to a declaration of emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other nation.

(b) PKI Indonesia. PKI Indonesia is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect. PKI Indonesia has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

(c) Charter and Corporate Records. PKI Indonesia has made available to Buyer correct and complete copies of its corporate charter and bylaws or other organizational documents (as amended to date). The minute books (containing the records of meetings of the stockholders and the board of directors) and the stock record books of PKI Indonesia are correct and complete in all material respects. PKI Indonesia is not in default under or in violation of any provision of its corporate charter or bylaws or other organizational documents.

2.2 Capitalization; Title to Property.

(a) The capitalization of PKI Indonesia is set forth in Section 2.2 of the Disclosure Schedule. All of the issued and outstanding shares of Stock of PKI Indonesia are duly authorized, validly issued, fully paid and nonassessable. Except for the Stock, there are no shares of capital stock or other equity securities of PKI Indonesia outstanding. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which PKI Indonesia is a party or which are binding upon PKI Indonesia providing for the issuance, disposition or acquisition of any shares of capital stock of PKI Indonesia. There are no outstanding or authorized stock appreciation, phantom stock or similar rights (i) providing for the issuance, disposition or acquisition of any shares of capital stock of PKI Indonesia or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of PKI Indonesia. There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Stock.

(b) All of the issued and outstanding shares of Stock are owned of record and beneficially by PKI Singapore Parent and PKI Singapore, and PKI Singapore Parent and PKI Singapore have good title to the Stock, free and clear of any Security Interest (as defined in Section 2.2(d)), contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law), other than applicable securities law restrictions.

(c) Each Asset Seller has good title to, or a valid leasehold interest in, the material property included in the Acquired Assets of such Asset Seller, free and clear of any Security Interests. Upon consummation of the Closing, Buyer (or its designees) will have good title to, or a valid leaseholder interest in, the Acquired Assets and the Stock, free and clear of any Security Interests (other than any Securities Interests created by or as a result of the identity of Buyer (or its designees)).

(d) For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) liens for Taxes not yet due and payable, (v) liens for Taxes which are being contested in good faith and by appropriate proceedings, to the extent such Taxes are accrued for on the Most Recent Balance Sheet or were incurred after the date of the Most Recent Balance Sheet in the ordinary course of business, (vi)

liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and (vii) liens arising solely by action of Buyer.

2.3 Authority. PKI has all requisite corporate power and authority to execute and deliver this Agreement and each Seller has all requisite corporate power and authority to perform its obligations hereunder. The execution and delivery of this Agreement by PKI, the performance by each Seller of its obligations hereunder and the consummation by each Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each such Seller. This Agreement has been duly and validly executed and delivered by PKI and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes a valid and binding obligation of PKI, enforceable against PKI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), applicable Environmental Laws (as defined in Section 2.17(a)(v)), and applicable foreign antitrust or trade regulation laws, neither the execution and delivery of this Agreement by PKI, nor the consummation by any Seller of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the charter or bylaws or other organizational documents of PKI Indonesia or any Seller;

(b) require on the part of PKI Indonesia or any Seller any material filing with, or any material permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”);

(c) materially conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, materially modify or cancel, or require any material notice, consent or waiver under, any material contract (including, without limitation, any Designated Contract), lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which PKI Indonesia or any Seller is a party or by which PKI Indonesia or any Seller is bound or to which any of their respective assets is subject; or

(d) violate any material order, writ, injunction or decree specifically naming, or material statute, rule or regulation applicable to, PKI Indonesia or any Seller or any of or their respective properties or assets.

2.5 Subsidiaries. None of PKI Singapore or, with respect to the Business, the Asset Sellers controls, directly or indirectly, or has any direct or indirect equity participation in, any corporation, limited liability company, partnership, trust or other business association (other than in a money market, mutual fund or other short-term investment and, in the case of (a) PKI, in PKI France, PKI Singapore and PKI Indonesia and (b) PKI Singapore, in PKI Indonesia).

2.6 Financial Statements. PKI has provided to Buyer copies of the consolidated balance sheets as of the last day of each of the three fiscal years in the period ended January 2, 2005 and as of July 3 and August 28, 2005, and consolidated statements of operations and cash flows of the Business for each of the two fiscal years in the period ended January 2, 2005 and for the six and eight-month periods ended July 3 and August 28, 2005, respectively (collectively, the “Financial Statements”). The consolidated balance sheet as of August 28, 2005 is referred to herein as the “Most Recent Balance Sheet” and the date of such Most Recent Balance Sheet, August 28, 2005, is referred to herein as the “Balance Sheet Date”. Such Financial Statements have been prepared in accordance with U.S. GAAP and fairly present, in all material respects, the financial condition and consolidated results of operations and cash flows of the Business as of the respective dates thereof and for the periods referred to therein; provided, however, that (i) the Financial Statements as of, and for the six and eight-month periods ended July 3 and August 28, 2005, respectively, are subject to year-end adjustments and (ii) all of the Financial Statements do not include footnotes and do not include allocations of corporate expenses that are made on a periodic basis.

2.7 Absence of Certain Changes. Except as contemplated by this Agreement (including those matters contemplated by Section 4.3 of this Agreement or listed on Schedule 4.3), since the Balance Sheet Date, there have not been any adverse changes in the financial condition or results of operations of the Business, except for any adverse changes that would not reasonably be expected to result in a Business Material Adverse Effect. Except as contemplated by this Agreement (including those matters contemplated by Section 4.3 of this Agreement or listed on Schedule 4.3), since the Balance Sheet Date, no Seller has taken any of the following actions:

(a) sold, assigned or transferred any portion of the Acquired Assets or any assets of PKI Indonesia, in each case that is material to the Business, other than (i) in the ordinary course of business or (ii) sales or other dispositions of obsolete or excess equipment or other assets not used in the Business;

(b) waived any rights of material value to the Business;

(c) issued, sold or transferred any Stock or other equity securities, securities convertible into Stock or other equity securities or warrants, options or other rights to acquire Stock or other equity securities of PKI Indonesia;

(d) declared or paid any dividends or made any distributions on Stock or other equity securities of PKI Indonesia or redeemed or purchased any shares of Stock or other equity securities of PKI Indonesia, except for dividends, distributions or redemptions paid solely in cash, cash equivalents and/or other short term liquid investments;

(e) except as required by law, granted any rights to severance benefits, “stay pay” or termination pay to any director, officer or other employee of the Business or increased benefits payable or potentially payable to any such director, officer or other employee of the Business under any previously existing severance benefits, “stay-pay” or termination pay arrangements (in each case, other than grants or increases that are substantially consistent with the past practice of the Business or grants or increases for which neither the Business nor the Buyer will be obligated following the Closing);

(f) except in the ordinary course of business or in accordance with the Business’ capital expenditure budget attached to Section 2.7(f) of the Disclosure Schedule, made any capital expenditures or commitments therefor with respect to the Business in an amount in excess of $500,000 in the aggregate;

(g) acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than acquisitions that have not or will not become integrated into the Business;

(h) except in the ordinary course of business, entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer or other employee of the Business whose annual base salary exceeds $150,000;

(i) amended the terms of any existing US or Foreign Business Benefit Plan (each as defined in Section 2.16(a)), except (i) as required by law, (ii) in a manner substantially consistent with the past practices of the Business or (iii) in any manner that would not reasonably be expected to result in a Business Material Adverse Effect;

(j) materially changed the accounting principles, methods or practices of the Business, except in each case to conform to changes in U.S. GAAP or applicable local generally accepted accounting principles; or

(k) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (j) of this Section 2.7.

2.8 Undisclosed Liabilities. To Sellers’ knowledge, neither PKI Indonesia nor the Business has any liability which is required by U.S. GAAP to be shown on a balance sheet, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business and (c) Excluded Liabilities.

2.9 Tax Matters.

(a) PKI Indonesia and each Asset Seller has filed or had filed on its behalf all material Tax Returns (as defined below) that it was required to file (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were correct and complete in all material respects. PKI Indonesia and each Asset Seller has paid (or had paid on its behalf) all Taxes (as defined below) that are shown to be due on any such Tax Returns. All Taxes that PKI Indonesia and each Asset Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay would not reasonably be expected to result in a Business Material Adverse Effect. For purposes of this Agreement, “Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

(b) No examination or audit of any Tax Return of PKI Indonesia (or of any consolidated, combined or unitary group for a period for which the activities of PKI Indonesia were included on the Tax Return of such group) by any Governmental Entity is currently in progress or, to Sellers’ knowledge, threatened or contemplated. None of PKI Indonesia or the members of any consolidated, combined or unitary group with which PKI Indonesia has filed group Tax Returns has been notified in writing by any jurisdiction that the jurisdiction believes that PKI Indonesia was required to file any Tax Return or that the consolidated, combined or unitary group with respect to which PKI Indonesia filed Tax Returns for any period was required to file any Tax Return for such period that was not filed.

(c) PKI Indonesia has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was PKI or a subsidiary of PKI. PKI Indonesia is not liable for the Taxes of any taxpayer as a transferee or successor, by contract, or otherwise for any Pre-Closing Period.

(d) None of the Assumed Liabilities represents a contract under which any person will make or become obligated to make, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

(e) To the knowledge of Robert Wylie, Vice President of Tax of PKI, after due inquiry Schedule 2.9(e) sets forth a list of all countries in which (i) any tangible asset of the Business, inventory of the Business or leased or licensed property of the Business is or has been located during the immediately preceding two calendar years and (ii) any employee of the Business had conducted any activity on behalf of the Business during such two calendar years.

(f) PKI Indonesia (i) has not waived any statute of limitations with respect to Tax obligations or agreed to any extension of time with respect to a Tax assessment or deficiency, (ii) has not been a party to any Tax allocation or sharing agreement, or (iii) is not currently the beneficiary of any extensions of time within which to file any Tax Return.

(g) The earliest taxable period of PKI Indonesia for which the statute of limitations relating to the assessment or collection of income Taxes is still open is for the taxable year ending December 31, 2002. Schedule 2.9(g) lists all income Tax Returns filed with respect to PKI Indonesia for all taxable periods for which the statute of limitations is still open, and indicates those Tax Returns that have been audited and those that are currently the subject of an audit. PKI has delivered or made available to the Buyer correct and complete copies of (i) all income Tax Returns of PKI Indonesia with respect to all taxable periods for which the statute of limitations is still open, and (ii) copies of all examination reports and statements of deficiencies that have been assessed against or agreed to by PKI Indonesia for any past taxable period for which the statute of limitations is still open.

(h) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which PKI Indonesia is a party and that could be treated as a partnership for income Tax purposes by any jurisdiction.

(i) The unpaid Taxes of PKI Indonesia (A) did not, as of the Balance Sheet Date, exceed the reserve and accruals for such Tax Liability (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet that has been made available to the Buyer and (B) will not, as of the Closing Date, exceed such reserve and accruals as adjusted through the Closing Date in accordance with GAAP in the ordinary course of business.

(j) To the knowledge of the Sellers, the transactions contemplated by this Agreement will not adversely affect the amount or availability to PKI Indonesia of any such Tax credit, Tax holiday, or other Tax benefit or attribute.

2.10 Tangible Personal Property. PKI Indonesia or one of the Asset Sellers has good title to, a valid leasehold interest in or a valid license to use, all of the material tangible personal property reflected on the Most Recent Balance Sheet (other than property sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet), free and clear of all Security Interests.

2.11 Real Property.

(a) Owned Real Property. Section 2.11(a) of the Disclosure Schedule lists the property address of all Owned Real Property. The Owned Real Property constitutes all of the real property owned by any Seller or PKI Indonesia and used primarily in the operation of the Business. With respect to each piece of Owned Real Property:

(i) the applicable Asset Seller has good and fee simple title to such Owned Real Property, free and clear of all material liens, easements, covenants or other restrictions;

(ii) to Sellers’ knowledge, there are no pending or threatened condemnation proceedings relating to such Owned Real Property;

(iii) there are no leases, subleases, licenses or agreements granting to any party or parties (other than the Asset Sellers or PKI Indonesia) the right of use or occupancy of any portion of such Owned Real Property; and

(iv) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein.

(b) Leased Property. Section 2.11(b) of the Disclosure Schedule lists all material real property leased or subleased to PKI Indonesia or included in the Acquired Assets. PKI has made available to Buyer correct and complete copies of the leases and subleases (as amended to date) listed therein (the “Leases”). With respect to each such Lease:

(i) the Lease is a legal, valid, binding and enforceable obligation of the applicable Asset Seller or PKI Indonesia (as the case may be) and, to Sellers’ knowledge, each other party to such Lease, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses;

(ii) no Asset Seller or PKI Indonesia or, to Sellers’ knowledge, any other party to the Lease is in breach or default and, to Sellers’ knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder, except for any such breach or default as would not reasonably be expected to result in a Business Material Adverse Effect; and

(iii) no Asset Seller or PKI Indonesia has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold to the Lease.

2.12 Intellectual Property.

(a) Section 2.12 of the Disclosure Schedule lists all patents, patent applications, trademarks and trademark applications that are material to the Business (the “Designated Intellectual Property”). To Sellers’ knowledge, the applicable Asset Seller or PKI

Indonesia owns, or is licensed or otherwise possesses valid rights to use, the Designated Intellectual Property.

(b) Neither PKI Indonesia or, with respect to the Business, any Asset Seller has been named in any pending suit, action or proceeding which involves a claim of infringement of any patents and patent registrations, trademarks and trademark registrations, trade names (together with the goodwill associated therewith), copyrights and copyright registrations, trade secrets, know-how or rights in design of any third party (the “Third Party IP Rights”). To Sellers’ knowledge, the Business as presently conducted does not infringe any Third Party IP Rights.

(c) The applicable Asset Seller or PKI Indonesia has performed, in all material respects, the obligations required to be performed by it under the terms of any material agreement pursuant to which such Asset Seller or PKI Indonesia has rights in any Designated Intellectual Property, and none of the Asset Sellers or PKI Indonesia or, to Sellers’ knowledge, any third party is in material default under any such agreement.

(d) Other than rights and licenses granted in the ordinary course of business, none of the Asset Sellers or PKI Indonesia or any of their respective Affiliates has granted to any third party any license or right to the commercial use of any of the Designated Intellectual Property. For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934.

2.13 Contracts.

(a) Except as set forth in Section 2.13 of the Disclosure Schedule, neither PKI Indonesia or (with respect to the operation or conduct of the Business) any Asset Seller is a party to, and the Acquired Assets do not include, any:

(i) agreement (or group of related written agreements with the same person or such person’s Affiliates) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $500,000, other than (A) purchase orders relating to the supply of goods and services to the Business in the ordinary course of business, (B) agreements executed in the ordinary course of business and (C) agreements that can be terminated by PKI Indonesia or any Asset Seller, as applicable, on 60 or fewer days’ notice without payment by PKI Indonesia or such Asset Seller of any penalty, liquidated damages or other similar payment;

(ii) consulting agreement requiring the payment of more than $100,000 in any calendar year, other than any such agreements that can be terminated by PKI Indonesia or any Asset Seller, as applicable, on 60 or fewer days’ notice without payment by PKI Indonesia or such Asset Seller of any penalty, liquidated damages or other similar payment;

(iii) agreement (or group of related written agreements with the same person or such person’s Affiliates) for the purchase of products or services under which the undelivered balance of such products and services is in excess of $500,000, other than any such contracts and agreements that can be terminated by PKI Indonesia or any Asset Seller, as applicable, on 60 or fewer days’ notice without payment by PKI Indonesia or such Asset Seller of any penalty, liquidated damages or other similar payment;

(iv) agreement establishing a partnership or joint venture;

(v) agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness the outstanding balance of which is more than $500,000 or under which it has imposed a Security Interest on any of its material assets, tangible or intangible, relating to the Business, except for any Security Interests relating to any capitalized lease financing;

(vi) agreement involving the executive officers or directors of PKI Indonesia or (with respect to the Business) any Asset Seller;

(vii) agreement for the employment of any individual on a full-time or part-time basis providing base annual compensation at a rate in excess of $150,000 during fiscal 2005;

(viii) severance, “stay pay” or termination agreement with any officer or other employee of the Business;

(ix) agreement for the sale of any Acquired Asset or any assets or properties of PKI Indonesia which involves a payment to be made to PKI Indonesia, any Asset Seller or any Affiliate thereof in excess of $500,000, other than agreements for the sale of goods and services in the ordinary course of business; and

(x) agreement for the acquisition by PKI Indonesia or any Asset Seller of any operating business or the capital stock of any other person, other than acquisitions by any Asset Seller that have not or will not become integrated into the Business;

provided, however, that (x) no agreement referred to in clauses (i) through (x) above need be disclosed unless PKI Indonesia or the applicable Asset Seller currently has, or may in the future have, any rights or obligations thereunder and (y) Leases are not required to be disclosed in response to any provision of this Section 2.13 and shall not constitute Designated Contracts (as defined in Section 2.13(c)).

(b) Section 2.13(b) of the Disclosure Schedule lists each noncompetition agreement to which PKI Indonesia or (with respect to the operation or conduct of the Business) any Asset Seller is a party as of the date hereof.

(c) PKI has made available to Buyer a correct and complete copy of each agreement (as amended to date) listed in Section 2.13(a) of the Disclosure Schedule (the “Designated Contracts”). Each Designated Contract is a legal, valid, binding and enforceable obligation of PKI Indonesia or the applicable Asset Seller, as the case may be, and, to Sellers’ knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses), and there exists no material defaults of PKI Indonesia or any Asset Seller, as the case may be, or, to Sellers’ knowledge, any other party thereto.

2.14 Litigation. Section 2.14 of the Disclosure Schedule lists, as of the date of this Agreement, each judgment, order, decree, stipulation or injunction specifically naming any Asset Seller, PKI Indonesia or any of their respective property or business and relating to the Business. Section 2.14 of the Disclosure Schedule also lists, as of the date of this Agreement, each complaint, action, suit, proceeding, hearing or investigation relating to the Business of or in any Governmental Entity or, if material, before any arbitrator to which any Asset Seller or PKI Indonesia is a party or, to Sellers’ knowledge, which, if material, has been overtly threatened against any Asset Seller or PKI Indonesia and, in each case, relating to the Business.

2.15 Labor Matters. Section 2.15 of the Disclosure Schedule lists, as of the date of this Agreement, each collective bargaining agreement relating to the Business to which any Asset

Seller or PKI Indonesia is a party or is bound. None of the Asset Sellers or PKI Indonesia has, with respect to the Business, experienced since January 1, 2003, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes or have received, between January 1, 2003 and the date of this Agreement, any written notice of any unfair labor practice complaints or any other action, suit, complaint, charge, inquiry or investigation pending before the National Labor Relations Board (or other comparable labor relations boards or bureaus in foreign jurisdictions where Foreign Business Employees are employed).

2.16 Employee Benefits.

(a) For purposes of this Agreement, the following terms have the meanings hereinafter set forth:

(i) “COBRA” means the health plan continuation coverage required under the provisions of Part 6 of Title I of ERISA, Section 4980B of the Code, and any applicable US state statute.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “ERISA Affiliate” means any entity which is a member of: (i) a controlled group of corporations (as defined in Section 414(b) of the Code, (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any Asset Seller or PKI Indonesia.

(iv) “Foreign Business Benefit Arrangement” means any material compensation or employment arrangement or program, including, but not limited to, any fringe benefit, incentive compensation, bonus, severance, redundancy, deferred compensation, holiday, and perquisite covering or providing such benefits to Foreign Business Employees.

(v) “Foreign Business Benefit Plan” means any Foreign Pension Plan, Foreign Welfare Plan, or Foreign Benefit Arrangement.

(vi) “Foreign Business Employee” means each employee who is employed outside the United States by any Asset Seller or PKI Indonesia and who is engaged primarily in the Business.

(vii) “Foreign Business Pension Plan” means any plan, fund or program which is maintained by any Asset Seller or PKI Indonesia or to which any Asset Seller or PKI Indonesia makes contributions or has liability in order to provide retirement income or deferral of income for periods extending beyond separation from service with respect to Foreign Business Employees.

(viii) “Foreign Business Welfare Plan” means any material plan, fund or program which is maintained by any Asset Seller or PKI Indonesia or to which any Asset Seller or PKI Indonesia makes contributions or has liability for the purpose of providing Foreign Business Employees or their beneficiaries with healthcare benefits or benefits in the event of sickness, accident, death, dismemberment, unemployment or vacation.

(ix) “Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA.

(x) “US Business Benefit Arrangement” means any material compensation and employment arrangement which covers US Business Employees, including, but not limited to, any fringe benefit, incentive compensation, bonus, severance, deferred compensation, supplemental executive compensation and employment agreement.

(xi) “US Business Benefit Plan” means any US Business Pension Plan, US Business Welfare Plan or US Business Benefit Arrangement.

(xii) “US Business Employee” means each employee who is employed in the United States by an Asset Seller and who is engaged primarily in the Business.

(xiii) “US Business Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) which covers US Business Employees, excluding any plan maintained or contributed to under foreign law.

(xiv) “US Business Welfare Plan” means any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that is material to the Business and that covers any US Business Employee, excluding any plan which is maintained or to which contributions are made under foreign law.

(b) Section 2.16(b) of the Disclosure Schedule sets forth as of the date of this Agreement a complete and accurate list of all US Business Benefit Plans and Foreign Business Benefit Plans. Complete and accurate copies of all written US Business Benefit Plans and Foreign Business Benefit Plans have been made available to Buyer. Each US Business Benefit Plan has been administered in all material respects in accordance with its terms and applicable law and the applicable Asset Seller or PKI Indonesia, as the case may be, has met its material obligations with respect to such plan. Each Asset Seller, each US Business Pension Plan, and each US Business Welfare Plan is in material compliance with the currently applicable provisions of ERISA and the Code. Copies of the most recent annual report and the most recent summary plan description with respect to each US Business Pension Plan and US Business Welfare Plan have been made available to Buyer.

(c) Except as set forth on Section 2.16(c) of the Disclosure Schedule, there are no termination proceedings or other material claims (except claims for benefits payable in the normal operation of the US and Foreign Business Benefit Plans and proceedings with respect to qualified domestic relations orders under US Business Pension Plans), suits or proceedings against or involving any US or Foreign Business Benefit Plan or asserting any rights or claims to benefits under any US or Foreign Business Benefit Plan, or, to Sellers’ knowledge, investigations by any Governmental Entity involving any US or Foreign Business Benefit Plan.

(d) Section 2.16(d) of the Disclosure Schedule lists each Multiemployer Plan to which any Asset Seller or any ERISA Affiliate contributes or is obligated to contribute for the benefit of any US Business Employee. No Asset Seller or ERISA Affiliate has withdrawn from any Multiemployer Plan in a complete or partial withdrawal that has resulted in any withdrawal liability which has not been satisfied in full. All contributions to any Multiemployer Plan required to be made by an Asset Seller or an ERISA Affiliate have been made in full.

(e) Except as set forth in Section 2.16(e) of the Disclosure Schedule, no written or, to Sellers’ knowledge, oral representations have been made to any US Business Employee promising or guaranteeing any employer payment or funding for the continuation of healthcare, life or disability coverage beyond termination of employment, excluding continuation of COBRA health coverage.

(f) No act or omission has occurred, and no condition exists, with respect to any US or Foreign Business Benefit Plan maintained by any Asset Seller, PKI Indonesia or any ERISA Affiliate that would subject any Asset Seller, PKI Indonesia or ERISA Affiliate to any material fine, penalty, Tax or liability of any kind imposed under applicable law, including ERISA or the Code (other than liabilities for benefits accrued under such plans).

(g) After the execution of this Agreement, Sellers will provide Buyer with a true and complete list of the names and current base compensation rates of all employees actively employed by the Asset Sellers and PKI Indonesia in the conduct of the Business (“Business Employees”) and the names and current base compensation rates of all employees who are employed by the Asset Sellers in the conduct of the Business and who are temporarily absent from active employment by reason of disability, illness, injury, workers’ compensation, military leave, approved leave of absence or layoff (“Inactive Business Employees”) together with a summary indicating the current annual compensation of the Business Employees and Inactive Business Employees and the salaries, bonuses, incentive compensation, accrued vacation pay, group welfare benefits and perquisites, paid or payable to the Business Employees and Inactive Business Employees for the most recent fiscal year of the Asset Sellers and the amount of such benefits being accrued for the Business Employees and Inactive Business Employees as of the Closing Date.

2.17 Environmental Matters.

(a) When used in this Agreement, the following terms have the meanings provided below.

(i) “CERCLA” shall mean the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42.U.S.C. §§ 9601 et seq., as in effect on the Closing Date.

(ii) “Release” shall have the meaning assigned to that term in CERCLA and any other applicable Environmental Law.

(iii) “Environment” shall have the meaning assigned to that term under CERCLA and any other applicable Environmental Law.

(iv) “Materials of Environmental Concern” means any hazardous substance, pollutant, contaminant, solid waste, hazardous waste, oil, petroleum and petroleum products, as those terms are defined under CERCLA and any other applicable Environmental Law.

(v) “Environmental Law” means any foreign, federal, state, provincial, or municipal statute, rule or regulation as in effect on the Closing Date, or any common law, relating to the Environment or occupational health and safety, including any statute, rule or regulation pertaining to (A) treatment, storage, disposal, transportation or generation of Materials of Environmental Concern; (B) air, water and noise pollution; (C) groundwater and soil contamination; or (D) the Release or threatened Release of Materials of Environmental Concern including, without limitation, CERCLA and The Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.

(vi) “Environmental Matters” means any legal obligation or liability arising under Environmental Law.

(vii) “Off-Site Liabilities” means Environmental Matters resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, in connection with the Business, of any Materials of Environmental Concern by the Business, or any agent or contractor of the Business, to or at any property, location, site or facility other than a Business Property.

(viii) “Business Properties” means the Owned Real Property and the Leased Facilities.

(b) To Sellers’ knowledge, except as described or identified in the Disclosure Schedule or in a document listed in the Disclosure Schedule:

(i) the Business’ operations at the Business Properties are in compliance with applicable Environmental Laws, except for any failures to comply with applicable Environmental Laws that would not reasonably be expected to result in material liability under applicable Environmental Law;

(ii) there is no pending or threatened civil or criminal litigation, notice of violation or administrative proceeding, investigation or information request relating to any Environmental Law involving any of the Business Properties or any property formerly owned, occupied or operated by the Business, except for such litigation, notice, proceeding, investigation or information request that would not reasonably be expected to result in material liability under applicable Environmental Law; and

(iii) the applicable Asset Seller or PKI Indonesia has those permits, licenses and approvals required under applicable Environmental Law to operate the Business Properties as currently operated by such Asset Seller or PKI Indonesia, as the case may be, except for any such permits, licenses or approvals the absence of which would not reasonably be expected to result in a material liability under applicable Environmental Law.

(c) To Sellers’ knowledge, except as described or identified in the Disclosure Schedule or in a document listed in the Disclosure Schedule:

(i) with respect to the Business Properties and any property formerly owned, occupied or operated by PKI Indonesia or any Asset Seller with respect to the Business, there has been no Release of Materials of Environmental Concern that would reasonably be expected to result in material liability under applicable Environmental Law; and

(ii) with respect to each Asset Seller and PKI Indonesia, there are no Off-Site Liabilities relating to the Business that would reasonably be expected to result in material liability under applicable Environmental Law.

(d) The Parties agree that the only representations and warranties of PKI herein as to any Environmental Matters are those contained in this Section 2.17 and in Section 2.24. Without limiting the generality of the foregoing, Buyer specifically acknowledges that the representations and warranties contained in Sections 2.14, 2.18 and 2.19 do not relate to Environmental Matters.

2.18 Legal Compliance. PKI Indonesia and (with respect to the Business) each Asset Seller is in compliance, in all material respects, with all material applicable laws of any federal, state or foreign government, or any Governmental Entity, currently in effect with respect to the Business. Neither PKI Indonesia nor any Asset Seller has received written notice of any material pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply.

2.19 Permits. To Sellers’ knowledge, (a) neither PKI Indonesia nor any Asset Seller is in material violation of or material default under any permit, license, franchise or authorization from any Governmental Authority used in its business or operations as presently conducted and material to the business or operations of the Business (collectively, the “Permits”) and (b) no Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement.

2.20 Business Relationships with Affiliates. Section 2.20 of the Disclosure Schedule lists any written agreements with respect to the Business whereby any Affiliate (other than PKI Indonesia) of any Asset Seller directly or indirectly (a) owns any property or right, tangible or intangible, which is used in and material to the Business, (b) has any material claim or cause of action against the Business, or (c) owes any money to, or is owed any money by, the Business.

2.21 Brokers’ Fees. Except for the fees payable to Merrill Lynch & Co., neither PKI Indonesia nor any Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.22 Entire Business. Except for the Excluded Assets and any Deferred Items, and assuming Buyer (or one or more of its Affiliates) has the ability to provide to the Business all corporate-level services currently provided to the Business by the Sellers, the Acquired Assets and the assets of PKI Indonesia are, when utilized by a labor force substantially similar to that employed by PKI Indonesia and the Asset Sellers in connection with the Business on the date hereof, adequate to conduct the Business immediately following the Closing in all material respects as currently conducted.

2.23 Condition of Assets. Except as set forth on Section 2.23 of the Disclosure Schedule, as of the date hereof, the material physical Acquired Assets are, in all material respects, in light of their age and prior use, in reasonable repair and operating condition, ordinary wear and tear excepted, as is suitable for their current use.

2.24 Asbestos Matters. Except as disclosed in Section 2.24 of the Disclosure Schedule or in a document listed in the Disclosure Schedule:

(a) There are and, to Sellers’ knowledge, have been, no asbestos or asbestos-containing materials located on any real property or facilities currently or, to the Sellers’ knowledge, formerly owned, leased or used by the Business or, to the Sellers’ knowledge, by any of their respective predecessors, for which the materials have resulted or, due to their present condition, would reasonably be expected to result in, harmful exposures;

(b) No products manufactured, distributed or sold by the Business since December 31, 1999 and, to the Sellers’ knowledge, prior to December 31, 1999, include or included any asbestos or any components that include or included asbestos;

(c) To the Sellers’ knowledge, as of the date hereof, neither the Business nor any of the Sellers’ respective predecessors has incurred or been subjected to any litigation, liability, claim, action, proceeding, investigation or regulatory action resulting from or in connection with any release of or exposure of any persons to asbestos or asbestos-containing materials; or

(d) To the Sellers’ knowledge, the Business has not assumed any liability by contract or related to for asbestos containing materials or products of any other person.

(e) The Parties agree that the only representations and warranties of PKI herein as to asbestos or asbestos-containing materials are those contained in this Section 2.24.

2.25 Government Contracts.

(a) Except as set forth in Section 2.25 of the Disclosure Schedule, to the knowledge of the Sellers, as of the date hereof, none of the employees of the Business is, or during the last three years has been (except as to routine security investigations), under any material administrative, civil or criminal investigation, indictment or information by any Governmental Entity.

(b) Except as set forth in Section 2.25 of the Disclosure Schedule, with respect to the Business, there are, as of the date hereof, (i) no pending or, to the knowledge of the Sellers, threatened, claims of breach or default by any Governmental Entity or by any prime contractor, subcontractor or vendor arising under or relating to any Government Contract (as defined in this Section 2.25(b)) or any material illegal action by any Seller with respect to the

Business or PKI Indonesia and (ii) no disputes between any Seller with respect to the Business or PKI Indonesia, on the one hand, and any Governmental Entity, on the other hand, under the Contract Disputes Act of 1978, as amended, 41 U.S.C. §601 et seq. For purposes of this Agreement, a “Government Contract” means any material contract, agreement, lease or instrument relating to the Business with any Governmental Entity; and any material contract, agreement, lease or instrument relating to the Business entered into by the Business, PKI Indonesia or any Seller on behalf of the Business, as subcontractor (at any tier) in connection with a contract between a third party and any Governmental Entity.

(c) As of the date hereof, none of the Sellers (with respect to the Business) or PKI Indonesia has been debarred or suspended from participation in the award of contracts with any Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements).

2.26 Insurance. Except as set forth on Section 2.26 of the Disclosure Schedule, as of the date hereof, there is no material claim with respect to the Business pending under any of Sellers’ or PKI Indonesia’s insurance policies (the “Insurance Policies”) as to which coverage has been questioned, denied or disputed in writing by the underwriters of such Insurance Policies or any requirement by any insurer to perform work which has not been satisfied. Section 2.26 of the Disclosure Schedule also sets forth, as of the date hereof, a true and complete list of material claims pertaining to the Business made in respect of the Insurance Policies for the period between January 1, 2005 and the date hereof. All premiums payable on or before the date hereof under all Insurance Policies have been paid and Sellers, PKI Indonesia and the Business are otherwise in compliance in all material respects with the terms and conditions of all such Insurance Policies. All Insurance Policies are in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.27 No Gifts or Similar Benefits. Except as provided in Section 2.27 of the Disclosure Schedule, since January 1, 2003, none of PKI Indonesia or, with respect to the Business, the Asset Sellers, or, to Sellers’ knowledge, any of their respective directors, officers, agents, employees or persons acting for their behalf has, in connection with the conduct of the Business, directly or indirectly, given or agreed to give anything of value or provide any benefit to any foreign or domestic governmental official, foreign or domestic political party or official thereof, supplier, customer or other person who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) in order to assist the Business in obtaining or retaining business under circumstances that constitute a material violation of any governmental law or regulation which is then in effect, including, without limitation, the Foreign Corrupt Practices Act.

2.28 Suppliers and Customers. Section 2.28 of the Disclosure Schedule lists the top 20 suppliers and customers (by dollar value) from or to whom the Business purchased or sold goods for the fiscal year ended December 31, 2004 and for the eight months ended August 31, 2005. To Sellers’ knowledge, except as set forth on Section 2.28 of the Disclosure Schedule, since the Balance Sheet Date, Sellers have not received notice of the occurrence of any material adverse change in the business relationship with any top 10 customer (by dollar value) for the fiscal year ended December 31, 2004 and for the eight months ended August 31, 2005, excluding any such notice arising from or related to the announcement or pendency of the transactions contemplated by this Agreement.

2.29 Product Warranty Claims. Section 2.29 of the Disclosure Schedule lists all product warranty or product liability or product defect claims in excess of $100,000 “per occurrence” (related to the Business), filed against Seller or PKI Indonesia between January 1, 2004 and August 31, 2005 and, in each case, any amounts paid in connection with the resolution thereof. For purposes of this Section 2.29, “an occurrence” means any claim or series of claims which are attributable to the same event, condition, cause, product defect, hazard or negligent act. No event has occurred or circumstance exists that will give rise to any obligations or liabilities for any product warranty, product liability or product defect claim, except for any event or circumstances that does not result in Damages to the Buyer or any Affiliate thereof in excess of $1,500,000.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to PKI that:

3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

3.2 Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the performance by Buyer of this Agreement and its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of PKI, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, applicable Environmental Laws, and applicable foreign antitrust or trade regulation laws, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the charter or bylaws of Buyer;

(b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a material adverse effect on the assets, business, financial condition or results of operations of Buyer or on the ability of Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5 Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.6 Investment Intent. Buyer is acquiring the Stock for investment for its own account and not with a view to the distribution of any part thereof. Buyer acknowledges that the Stock has not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. Buyer further acknowledges that (a) it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Stock, and that it can bear the economic risk of an investment in the Stock and (b) it has had the opportunity to conduct an independent due diligence review of the Business.

3.7 Financing. Buyer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including payment to Sellers of the Purchase Price at the Closing.

3.8 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Efforts; Hart-Scott-Rodino Act. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated by this Agreement, including to obtain all waivers, permits, consents, approvals or other authorizations from Governmental Entities, to effect all registrations, filings and notices with or to Governmental Entities and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Buyer shall bear any out-of-pocket costs paid to a Governmental Entity associated with obtaining such waivers, permits, consents, approvals or other authorizations; provided, however, that PKI shall pay up to $1,300,000 of transfer Taxes associated with the sale of the Business in France. Without limiting the generality of the foregoing, each of the Parties shall (i) promptly file (or cause to be filed) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act or under applicable foreign antitrust or trade regulation laws, (ii) use commercially reasonable efforts to obtain an early termination of the applicable waiting period and (iii) make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. Buyer shall bear the filing fees associated with such filings under the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws.

4.2 Replacement of Guarantees and Letters of Comfort. Unless otherwise agreed to in writing by PKI, Buyer shall arrange, prior to the Closing, for replacement arrangements (which shall include a full and complete release of each Seller and their respective Affiliates (other than PKI Indonesia)), including, to the extent required, guarantees and letters of comfort, reasonably satisfactory to PKI with respect to all letters of credit and other borrowings or obligations of the Business which are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by any Seller or any of their respective Affiliates (other than PKI Indonesia) as of the Closing Date (collectively, “Seller Guarantees”), consisting of those obligations and liabilities of PKI in connection with the Leases and the letters of credit and other borrowings listed in the Disclosure Schedule.

4.3 Operation of Business. Except as contemplated by this Agreement, or as set forth on Schedule 4.3 attached hereto, during the period from the date of this Agreement until the Closing Date, PKI shall, and shall cause PKI France, PKI Singapore and PKI Indonesia to, use commercially reasonable efforts to conduct the operations of the Business in the ordinary course. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, or as described on Schedule 4.3, none of the Sellers (with respect to the Business) or PKI Indonesia shall, without the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) sell, assign or transfer any portion of the Acquired Assets or any assets of PKI Indonesia, in each case that is material to the Business, other than in the ordinary course of business;

(b) waive any rights of material value to the Business;

(c) issue, sell or transfer any Stock or other equity securities, securities convertible into Stock or other equity securities or warrants, options or other rights to acquire Stock or other equity securities of PKI Indonesia;

(d) declare or pay any dividends or make any distributions on Stock or other equity securities of PKI Indonesia, except for dividends, distributions or redemptions paid solely in cash, cash equivalents and/or other short term liquid investments;

(e) except as required by law, grant any rights to severance benefits, “stay pay” or termination pay to any director, officer or other employee of the Business or increase benefits payable or potentially payable to any such director, officer or other employee of the Business under any previously existing (but not under any newly created) severance benefits, “stay-pay” or termination pay arrangements (in each case, other than grants or increases that are substantially consistent with the past practice of the Business or grants or increases for which neither the Business nor the Buyer will be obligated following the Closing);

(f) except in the ordinary course of business or in accordance with the Business’ capital expenditure budget attached to Section 2.7(f) of the Disclosure Schedule, make any capital expenditures or commitments therefor with respect to the Business in an amount in excess of $50,000 in the aggregate;

(g) acquire any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than acquisitions that have not or will not become integrated into the Business;

(h) except in the ordinary course of business, enter into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer or other employee of the Business whose annual base salary exceeds $100,000, other than (i) employment agreements for which neither the Business nor the Buyer will be obligated following the Closing and (ii) agreements that can be terminated on 60 or fewer days’ notice without payment by PKI Indonesia or Asset Seller of any penalty, liquidated damages or other similar payment;

(i) amend in any material respect the terms of any existing Business Benefit Plan (as defined in Section 2.16(a)), except (i) as required by law or (ii) in a manner substantially consistent with the past practices of the Business;

(j) materially change the accounting principles, methods or practices of the Business, except in each case to conform to changes in U.S. GAAP or applicable local generally accepted accounting principles; or

(k) enter into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (j) of this Section 4.3.

Notwithstanding anything to the contrary in this Section 4.3, Buyer agrees that prior to the Closing, PKI Indonesia shall be permitted to use any and all cash, cash equivalents and short-term liquid investments to pay dividends or distributions, repay loans or make other payments to its stockholders, which dividends, distributions, repayments or other payments shall not be a breach of any representation, warranty, covenant or other agreement of PKI contained in this Agreement.

4.4 Access. Subject to compliance with applicable laws and regulations, and contractual obligations of each Asset Seller and PKI Indonesia regarding proprietary information of third parties, PKI shall, and shall cause PKI France, PKI Singapore and PKI Indonesia to, permit the representatives of Buyer to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business for reasonable business purposes, which PKI hereby acknowledges to include, without limitation, contacting third parties who have exclusive selling arrangements with the Business. Buyer acknowledges that it remains bound by the confidentiality agreement, dated July 25, 2005, previously entered into between Buyer and PKI (the “Confidentiality Agreement”). Prior to the Closing, Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of any Seller or PKI Indonesia or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, except with the prior written consent of PKI, which consent shall not be unreasonably withheld.

4.5 Elimination of Intercompany Items. Effective as of the Closing, all payables, receivables, liabilities and other obligations between the Business (including PKI Indonesia), on the one hand, and each Seller and its Affiliates, on the other hand, shall be eliminated except to the extent expressly provided for herein.

4.6 Negotiation of Additional Agreements. Prior to the Closing Date, the Parties shall negotiate in good faith to agree upon the terms and conditions of the agreements described in Sections 5.2(i) and (j).

4.7 Deferred Sale of French Real Estate. Notwithstanding any provision in this Agreement to the contrary, in the event all of the conditions to Closing set forth in Article V of this Agreement have been satisfied (or are capable of being satisfied at the Closing) other than the receipt of all approvals (including the waiver of all rights of first refusal) required for the sale to the Buyer of the Owned Real Property of the Business located in France (the “French Owned Property”), the Parties shall nevertheless proceed to Closing without any reduction in the Purchase Price and until such time as the French Owned Property is conveyed to the Buyer in accordance with the terms and conditions of this Agreement provided that (i) the Buyer shall be permitted to occupy the French Owned Property for the conduct of the Business and (ii) the Buyer shall assume all of the obligations, and be entitled to all of the benefits, associated with the French Owned Property as if such French Owned Property were a Deferred Item, with no additional cost to Buyer.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a) PKI shall have obtained (or caused to be obtained) all of the waivers, permits, consents, approvals or other authorizations and effected all of the registrations, filings and notices (collectively, the “Consents”) listed on Schedule 5.1(a)(i) attached hereto;

(b) the representations and warranties of PKI set forth in Article II shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement or consented to by Buyer, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Business Material Adverse Effect;

(c) PKI shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d) PKI shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (a) through (c) of this Section 5.1 is satisfied;

(e) no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws shall have expired or otherwise been terminated, except where the consummation of the transactions contemplated by this Agreement before the expiration or other termination of any such waiting period under applicable foreign antitrust or trade regulation law would not reasonably be expected to result in either a Business Material Adverse Effect or a Buyer Material Adverse Effect;

(g) Buyer shall have received all of the items required to be delivered to it pursuant to Section 1.3(b);

(h) Since the date of this Agreement, there shall not have been any changes, events or circumstances that have had or would reasonably be expected to result in a Business Material Adverse Effect;

(i) PKI and Buyer shall have entered into transition services agreements, providing for the provision of certain services and/or supplies to each Party, including, without limitation, services and supplies related to the facilities in Daytona, Florida and Batam, Indonesia, in a form, and on such terms and for a period of time reasonably satisfactory to PKI and Buyer; and

(j) PKI and Buyer shall have entered into an agreement, reasonably satisfactory to PKI and Buyer, to transfer that portion of the assets of PKL that supply the Business to Buyer.

5.2 Conditions to Obligations of PKI. The obligation of PKI to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by PKI) of the following conditions:

(a) PKI shall have obtained (or caused to be obtained) all of the Consents listed on Schedule 5.1(a)(i) attached hereto;

(b) the representations and warranties of Buyer set forth in Article III shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement or consented to by PKI, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Buyer Material Adverse Effect;

(c) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d) Buyer shall have delivered to PKI a certificate to the effect that each of the conditions specified in clauses (b) and (c) of this Section 5.2 is satisfied in all respects;

(e) no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws shall have expired or otherwise been terminated, except where the consummation of the transactions contemplated by this Agreement before the expiration or other termination of any such waiting period under applicable foreign antitrust or trade regulation law would (i) not reasonably be expected to result in a Business Material Adverse Effect or (ii) in the aggregate reasonably be expected to result in a material adverse effect on the assets, business, financial condition or results of operations of any Seller or on the ability of any Seller to consummate the transactions contemplated by this Agreement;

(g) each Seller shall have received all of the items required to be delivered to it pursuant to Section 1.3(b);

(h) PKI and Buyer shall have entered into transition services agreements, providing for the provision of certain services and/or supplies to each Party, including, without limitation, services and supplies related to the facilities in Daytona, Florida and Batam, Indonesia, in a form, and on such terms and for a period of time reasonably satisfactory to PKI and Buyer; and

(i) PKI and Buyer shall have entered into an agreement, reasonably satisfactory to PKI and Buyer, to transfer that portion of the assets of PKL that supply the Business to Buyer.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by PKI. Subject to the terms and conditions of this Article VI, from and after the Closing, PKI shall indemnify Buyer in respect of, and hold Buyer harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, penalties, costs and expenses (including reasonable attorneys’ fee and expenses) (collectively, “Damages”) incurred or suffered by Buyer or any Affiliate thereof:

(a) to the extent resulting from any (i) breach of any representation or warranty of PKI contained in Article II of this Agreement or the certificate of PKI delivered at the Closing pursuant to Section 5.1(d) or (ii) failure to perform any covenant or agreement of PKI contained in this Agreement;

(b) to the extent resulting from or constituting Excluded Liabilities; or

(c) to the extent resulting from any Taxes relating to a Pre-Closing Period (or portion thereof) as defined in Section 9.2(c).

6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify each Seller in respect of, and hold each Seller harmless against, any and all Damages incurred or suffered by any such Seller or any Affiliate thereof:

(a) to the extent resulting from any (i) breach of any representation or warranty of Buyer contained in Article III of this Agreement or the certificate of Buyer delivered at the Closing pursuant to Section 5.2(d) or (ii) failure to perform any covenant or agreement of Buyer contained in this Agreement;

(b) to the extent resulting from the conduct of the business or operations of the Business or operation or use of the Acquired Assets from and after the Closing;

(c) to the extent resulting from or constituting any obligations and liabilities of any Seller assumed by, or which are otherwise the responsibility of, Buyer pursuant to this Agreement, the Assumption Agreement, the French Agreement or the Lease Assignment and Assumption Agreements, or for which this Agreement provides that any Seller shall have no responsibility;

(d) to the extent resulting from or constituting any obligations of any Seller or any of their respective Affiliates (other than PKI Indonesia) under any letters of credit and other obligations or borrowings of PKI Indonesia or the Business that are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by any Seller or any of their respective Affiliates (other than PKI Indonesia) as of the Closing Date;

(e) to the extent resulting from any liability of PKI related to or arising out of any amendment, modification or change to the wages, hours, benefits and any other terms and conditions of employment provided for in the Business Collective Bargaining Agreement, including any benefits differential, severance payments or lost wages which PKI may be obligated to make as a result of a failure by Buyer to agree with the Union upon any amendment, modification or change to the Business Collective Bargaining Agreement; or failure by Buyer to employ any US Business Employees covered by the Business Collective Bargaining Agreement; or

(f) to the extent resulting from any Taxes relating to a period (or portion thereof) that ends after the Closing Date except to the extent related to any Pre-Closing Period.

6.3 Claims for Indemnification.

(a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined in this Section 6.3(a)) shall be made in accordance with the following procedures. A person entitled to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.

If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to Section 6.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.14.

6.4 Survival.

(a) The representations and warranties of PKI and Buyer set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 5.1(d) and 5.2(d) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is eighteen months after the Closing Date, at which time they shall expire. Notwithstanding the foregoing, (i) the representations and warranties of PKI contained in Sections 2.1, 2.2 and 2.3 and of Buyer contained in Sections 3.1 and 3.2 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation, (ii) the representations and warranties of PKI contained in Section 2.29 shall survive until the third anniversary of the Closing Date, (iii) the representations and warranties of PKI contained in Sections 2.17 and 2.24 shall expire upon the occurrence of the Closing, (iv) the representations and warranties of PKI contained in Section 2.9 other than Section 2.9(e) shall survive the Closing Date until the 30th day after the expiration of the applicable statute of limitations, including any extensions of the statute of limitations and (v) the representation and warranty of PKI contained in Section 2.9(e) shall survive the Closing Date and continue until the date that is three years after the Closing Date, at which time they shall expire.

(b) None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing only until the expiration of the term of the undertaking set forth in such agreement and covenant.

(c) No Party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof.

(d) Any valid claim that is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

6.5 Limitations.

(a) Subject to Section 11.13 and except with respect to claims made pursuant to Article VIII or Article IX, from and after the Closing, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. Subject to Section 11.13, from and after the Closing, the rights of Buyer and Sellers under Article VIII shall be the sole and exclusive remedy of Buyer and Sellers with respect to the subject matter of Article VIII. Without limiting the generality of the foregoing two sentences, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the following four limitations shall apply to any claims under Section 6.1(a), provided that the limitations set forth in paragraphs (i), (ii), and (iii) below shall not apply to any Damages resulting from a breach of the representations set forth in Section 2.9 (relating to Taxes) or as a result of the indemnity set forth in Section 6.1(c) (relating to Taxes):

(i) the aggregate liability of PKI for all Damages under Section 6.1(a) and Article VIII shall not exceed $100,000,000;

(ii) no individual claim or series of related claims for indemnification under Sections 6.1(a)(i), 6.2(a)(i) or 8.2(a) shall be valid and assertable unless it is (or they are) for an amount in excess of $25,000;

(iii) PKI shall not be liable under Sections 6.1(a)(i) and 8.2(a) unless the aggregate Damages under such sections, considered together exceeds $3,000,000, and then PKI shall be liable for all such Damages starting from the first dollar; and

(iv) Buyer shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Purchase Price has been adjusted to reflect such matter pursuant to Section 1.4, and the amount of any Damages for which indemnification is provided under this Article VI, or under Articles VIII or IX, shall be calculated net of any accruals, reserves or provisions reflected in the Final Closing Working Capital Statement relating thereto; provided, however, that the limitations of Section 6.5(b) shall not apply to any claim described in paragraph (b) of Section 6.1 or paragraphs (b) through (d) of Section 6.2.

(c) Notwithstanding anything to the contrary contained in this Agreement, PKI shall not be liable for any Damages resulting from a breach of the representation set forth in Section 2.9(e) to the extent such Damages arise from or are otherwise attributable to any operations of the Business after December 31, 2006.

(d) In the case of Damages relating to claims made pursuant to Article VIII or Section 6.1(b) with respect to those Excluded Liabilities set forth in Section 1.1(e)(vii), PKI shall be liable for only that portion of the aggregate Damages under such Article or Section, as the case may be, which exceeds $500,000 (it being understood that PKI shall not be liable, in any event, for the first $500,000 of said Damages).

(e) In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article VI or under Article VIII that are (i) consequential, in the nature of lost profits, diminutions in value, special or punitive or otherwise not actual Damages or (ii) contingent, unless and until such Damages are actual and mature. Buyer shall (and shall cause the Business to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to Buyer by PKI under Articles VI or VIII.

(f) Sellers shall not have any right of contribution against the Business with respect to any breach by PKI of any of its representations, warranties, covenants or agreements set forth in this Agreement. Effective as of the Closing, Buyer hereby waives and releases (and shall cause PKI Indonesia to waive and release), any claim that PKI Indonesia may have against any Seller or their respective Affiliates, other than any claims arising out of commercial sales by or to the Business by the Seller or its Affiliates other than PKI Indonesia.

(g) The amount of any Damages for which indemnification is provided under this Article VI or under Article VIII shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies or other related payments received or receivable from third parties and any Tax benefits actually received by the Indemnified Party or any of its Affiliates or for which the Indemnified Party or any of its Affiliates is eligible on account of the matter resulting in such Damages or the payment of such Damages. An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, (i) all insurance claims under insurance policies (A) the premiums for which were paid by any Seller prior to the Closing Date and (B) that are occurrence based, whether or not the premiums for such policies were paid by any Seller prior to the Closing Date, and (ii) Tax benefits to which it may be entitled in connection with any Damages it incurs, and each of Buyer, Seller and the Indemnified Party with respect to any indemnification claim shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment (without regard to whether the premiums for the policy under which such payment is made was paid by any Seller prior to the Closing Date) in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 10 days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the

Indemnified Party under this Article VI with respect to such claim plus the amount of the insurance payments received, over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.

6.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to PKI if any of the conditions precedent under Section 5.1 hereof have become incapable of fulfillment;

(c) PKI may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 5.2 hereof have become incapable of fulfillment;

(d) Buyer or PKI may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before February 28, 2006 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof; and

(e) by Buyer, within 15 days following delivery to Buyer of an update to the Disclosure Schedule pursuant to Section 10.4(b) which contains new disclosure of any event or development that would reasonably be expected to have a Business Material Adverse Effect;

provided, however, that no Party may terminate this Agreement pursuant to clauses (b) through (d) if the basis for termination results from a material breach by such Party of any of its agreements or covenants contained in this Agreement.

7.2 Effect of Termination.

(a) Except as set forth in Section 7.2(b), if either Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party.

(b) Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement shall survive the termination of this Agreement for any reason.

ARTICLE VIII

ENVIRONMENTAL MATTERS

8.1 Definitions. For purposes of this Agreement, the following terms have the meanings provided below.

(a) “Damages” has the meaning assigned to that term under Section 6.1 and, for purposes of this Article VIII, shall include Response Costs and Natural Resources Damages.

(b) “Develop” and “Development” mean (i) the construction, reconstruction or substantial modification of any building or structure; (ii) any change in use of any building or land to any non-industrial use or any change in zoning or government land use approval; or (iii) any clearing, grading or other movement of land.

(c) “Natural Resources Damages” means “damages” to “natural resources,” as those terms are defined under CERCLA or applicable analogous state or foreign laws.

(d) “Required Environmental Remediation” means any mandatory obligation on the part of Buyer or any Affiliate thereof under applicable Environmental Law to remediate, clean up or pay Damages on account of any Release of Materials of Environmental Concern to the Environment in connection with the Business that occurred prior to the Closing Date (including the continuation of any such Release after the Closing Date).

(e) “Response Costs” means all “costs of response” within the meaning of CERCLA and all costs recoverable by a Governmental Entity pursuant to any other applicable Environmental Law.

8.2 Environmental Indemnification by PKI.

(a) Subject to the terms and conditions of this Article VIII, from and after the Closing Date PKI shall indemnify Buyer in respect of, and hold Buyer harmless against:

(i) any Damages incurred or suffered by Buyer or any Affiliate thereof (other than with respect to an Excluded Liability) as a result of any failure by PKI Indonesia or any Asset Seller in connection with the Business to comply with any applicable Environmental Law prior to the Closing Date; provided that such Damages result directly from compliance by Buyer or any Affiliate thereof with a mandatory obligation under applicable Environmental Law; and

(ii) any Damages incurred or suffered by Buyer or any Affiliate thereof (other than with respect to an Excluded Liability) as a result of any Required Environmental Remediation.

(b) Buyer shall give prompt written notification to PKI of the commencement of any claim, action, suit or proceeding or other matter for which indemnification under this Section 8.2 may be sought (an “Environmental Indemnity Claim”), whereupon PKI shall assume control of the defense, settlement or other resolution of the Environmental Indemnity Claim, unless the Environmental Indemnity Claim substantially affects the operation of the Business after the Closing Date, in which event Buyer may elect to control the defense, settlement or other resolution of the Environmental Indemnity Claim. The Party controlling the Environmental Indemnity Claim shall control all communications with the appropriate Governmental Entities, and provide to the other Party reasonable advance notice of, and an opportunity to comment on (at its own expense), any planned activities in the defense or resolution of such Environmental Indemnity Claim.

(c) In addition to the agreements of the Parties set forth in Section 10.1, the Parties shall cooperate with each other in connection with the prosecution, defense, settlement or performance of any indemnity obligations under this Article VIII, including assignment of such documents, assignment of such rights, providing such access and taking such actions as a Party may reasonably request.

8.3 Limitations.

(a) The provisions of Sections 6.5 and 6.6 are applicable to this Article VIII.

(b) To be valid, any claim under Section 8.2(a) must be properly asserted in writing by Buyer prior to the second anniversary of the Closing Date, except for any claims by third parties for Environmental Remediation at the Warwick, Rhode Island, Phelps, New York and Beltsville, Maryland facilities, which must be properly asserted prior to the fifth anniversary of the Closing Date.

(c) Any liability of PKI under Section 8.2(a) shall be reduced to the extent Damages arise or result from any:

(i) actual or proposed Development at a Business Property after the Closing Date;

(ii) failure to operate a Business Property continuously for commercial or industrial purposes (including related office, warehouse, sale and service activities) after the Closing Date; or

(iii) failure to retain responsibility for and perform all environmental actions and programs, including environmental remediation actions and programs, in existence and operation at an applicable Business Property as of the Closing Date, if any.

(d) The Parties acknowledge that any claims that arise under Environmental Laws and constitute Excluded Liabilities shall be governed by Article VI and not by this Article VIII.

(e) The Parties agree that any voluntary action, program or expense incurred under or related to Environmental Laws shall not be deemed a mandatory obligation for purposes of Section 8.2(a). In addition, Buyer shall not be entitled to indemnification under this Article VIII if a mandatory obligation arises as a result of Buyer’s voluntary disclosure to a third party (other than an Affiliate of Buyer) of information or data, except to the extent that it would be unlawful, or would present a significant and imminent risk to human health, to not provide such information to that third party.

(f) Notwithstanding anything to the contrary in this Agreement, in the event the Sellers become obligated pursuant to Section 8.2 to conduct, indemnify the Buyer for, or to pay Damages, on account of, any investigation or remediation of a Business Property, the Sellers’ obligations hereunder shall be satisfied by and limited to investigation or remediation of Materials of Environmental Concern at such property to industrial usage levels, or industrial risk-

based cleanup standards under applicable Environmental Law based upon future industrial use of such property.

(g) This Article VIII shall be the sole and exclusive remedy of (i) Buyer and its Affiliates against Sellers or any of their respective Affiliates, and their respective present or former officers, directors and employees, agents, attorneys or contractors, and (ii) Sellers and their respective Affiliates against Buyer or any of its Affiliates, and their respective present or former officers, directors and employee, agents, attorneys or contractors, for any and all claims, Damages or other matters (other than with respect to an Excluded Liability) related directly or indirectly to the Business constituting Environmental Matters.

(h) Buyer, on the one hand, and Sellers, on the other hand, hereby waive (and shall cause their respective Affiliates and the respective successors and assigns of Buyer, Sellers and their respective Affiliates to waive) any right to seek contribution or other recovery from each other or their respective Affiliates or any present or former officer, director or employee, agent attorney or contractor of Buyer, Sellers or any of their respective subsidiaries with respect to events related directly or indirectly to the Business prior to the Closing that Buyer and its Affiliates or any of them may now or in the future have under any Environmental Law or any common law providing for any remedy or right of recovery with respect to Environmental Matters or Materials of Environmental Concern other than as expressly provided for in this Article VIII. Buyer, on the one hand, and Sellers, on the other hand, hereby release (and shall cause their respective Affiliates and the respective successors and assigns of Buyer, Sellers and their respective Affiliates to release) each other and their respective Affiliates and all present or former officers, directors and employees, agents, attorneys or contractors of Buyer, Sellers or any of their respective subsidiaries from any and all such claims, demands and causes of action.

8.4 Environmental Indemnification by Buyer.

(a) Except with respect to an Excluded Liability, or as otherwise specifically provided in this Article VIII, from and after the Closing, Buyer shall indemnify Sellers and their respective Affiliates in respect of, and hold Sellers and their respective Affiliates harmless against, any and all Damages arising from or related to Environmental Matters related directly or indirectly to Buyer’s ownership or operation of the Business or the Business Properties after the Closing as to which PKI is not obligated to indemnify Buyer pursuant to Section 8.2(a). For the avoidance of doubt, Buyer is not indemnifying Sellers and their respective Affiliates for any Environmental Matters related to ownership or operation of the Business or the Business Properties prior to the Closing Date.

(b) The procedures set forth in Section 6.3 shall apply with respect to any claim for indemnification made by Sellers or any of their respective Affiliates pursuant to this Section 8.4.

ARTICLE IX

TAX MATTERS

9.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) For any period ending on or before Closing, PKI shall submit the Tax Returns for PKI Indonesia (and such additional information regarding such Tax Returns as may reasonably be requested by Buyer) to Buyer (and PKI Indonesia) for filing at least twenty (20) business days in advance of the due date of such filing to allow Buyer and PKI Indonesia to review, comment, and object to such Tax Return based on the Buyer’s reasonable review thereof. All such PKI Indonesia Tax Returns shall be prepared in a manner consistent with historical practice, except to the extent otherwise required by law. In the event of any objection by Buyer,

Buyer and PKI shall negotiate in good faith in an attempt to resolve such objection to the reasonable satisfaction of both parties and, if they are unable to resolve such dispute within five (5) business days, Buyer shall file such Tax Return in the manner prescribed by PKI; provided, however, that if Buyer is advised by counsel that the filing of any Tax Return and the reporting on such Tax Return in the manner proposed by PKI may subject Buyer to any penalties, Buyer may file such Tax Return in a manner which shall be as consistent as possible with the position taken by PKI but which would not subject Buyer or PKI Indonesia to a material risk of the imposition of penalties in the view of such counsel. PKI shall be responsible for the preparation and filing of all Tax Returns for Sellers for all periods (including the consolidated, unitary, and combined Tax Returns for Sellers which include the operations of the Business for any period ending on or before the Closing Date) and for all Tax Returns of PKI Indonesia for all taxable periods that end on or before the Closing Date. Sellers shall make or cause to be made all payments required with respect to any such Tax Returns. Buyer shall promptly reimburse Sellers for the amount of any such Taxes paid by Sellers to the extent such Taxes are attributable (as determined under Section 9.2 hereof) to periods following the Closing Date.

(b) Buyer shall be responsible for the preparation and filing of all other Tax Returns for the Business. Buyer shall make all payments required with respect to any such Tax Returns, provided that PKI shall be responsible for such portion of such Taxes as required pursuant to Sections 6.1(c) and 9.2(c) hereof.

(c) Any Tax Return to be prepared and filed for taxable periods beginning before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, and Buyer shall consult with PKI concerning each such Tax Return and report all items with respect to the period ending on the Closing Date in accordance with the instructions of PKI; provided, however, that if Buyer is advised by counsel that the filing of any Tax Return and the reporting on such Tax Return of any item in accordance with the instructions of PKI may subject Buyer to any penalties, Buyer may file such Tax Return without regard to PKI’s instructions relating to such item. Buyer shall provide PKI with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by PKI) at least 20 days prior to the filing of such Tax Return.

(d) Buyer and PKI shall share the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement in the manner contemplated by Section 4.1(b) hereof.

(e) Buyer shall be responsible for the payment of any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions of Buyer or Buyer’s Affiliates occurring after the Closing on the Closing Date.

9.2 Allocation of Certain Taxes.

(a) Buyer and PKI agree that if any Seller or PKI Indonesia is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and Sellers shall treat such day as the last day of a taxable period.

(b) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to the Business shall be remitted by Buyer, and the Taxes for such period shall be apportioned for purposes of Section 9.1 between Sellers and Buyer based on the provisions of Section 9.2(c) hereof.

(c) For purposes of this Agreement (including, but not limited to, Section 6.1(c)):

(i) Sellers shall retain all obligations and liabilities for Taxes (A) related to any period that ends on or before the Closing Date (“Pre-Closing Period”) and (B) arising as a result of any transfer of assets described on Schedule 4.3.

(ii) Buyer shall be responsible for all obligations and liabilities for Taxes related to any period that ends after the Closing Date, other than Taxes described in Section 9.2(c)(i).

(iii) In the case of any income or gross receipts Taxes of PKI Indonesia that are payable with respect to a taxable period beginning before and ending after the Closing Date, the portion of such Taxes relating to a Pre-Closing Period shall be determined on the basis of a closing of the books and records of PKI Indonesia as of the Closing Date.

(iv) In the case of any Taxes (other than income or gross receipts Taxes) that are payable with respect to a taxable period beginning before and ending after the Closing Date, the portion of such Taxes relating to a Pre-Closing Period shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the taxable period from the commencement of such period through and including the Closing Date and the denominator of which is the number of days in the entire period; provided however that appropriate adjustments shall be made to reflect specific events that can be identified and allocated as occurring on or prior to the Closing Date or occurring after the Closing Date.

9.3 Refunds and Carrybacks.

(a) Sellers shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of PKI Indonesia attributable to taxable periods ending (or deemed pursuant to Section 9.2(c) to end) on or before the Closing Date.

(b) Buyer and/or its Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of PKI Indonesia attributable to taxable periods beginning (or deemed pursuant to Section 9.2(c) to begin) after the Closing Date.

(c) Buyer shall forward to or reimburse PKI for any refunds (including any interest paid thereon) or credits due Sellers after receipt thereof, and PKI shall promptly forward to Buyer or reimburse Buyer for any refunds (including any interest paid thereon) or credits due Buyer after receipt thereof.

(d) Buyer and PKI agree that, with respect to any Tax, PKI Indonesia shall not carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date to any taxable period ending on or before the Closing Date.

9.4 Cooperation on Tax Matters; Tax Audits.

(a) Buyer and PKI and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which any such party could reasonably require the assistance of another such party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Business illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Business, and providing copies of all relevant Tax Returns to the extent related to the Business, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested party may possess. Buyer and PKI and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) Tax Audits.

(i) Sellers shall have the right, at their own expense, to control any audit or examination by any Taxing Authority (“Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Business. Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Business; provided that, with respect to (A) any state, local or foreign Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date and (B) any item the adjustment of which may cause any Seller to become obligated to make any payment pursuant to Section 9.2(c) hereof, Buyer shall consult with PKI with respect to the resolution of any issue that would affect any Seller, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of PKI. Where consent to a settlement is withheld by PKI pursuant to this Section, PKI may continue or initiate any further proceedings at its own expense, provided that any liability of Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had PKI not withheld its consent.

(ii) Notwithstanding any provisions to the contrary contained in this Agreement, Buyer shall have the sole right to control and make all decisions in any Tax audit or administrative or court proceeding relating to Taxes of PKI Indonesia, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which Sellers are responsible and have agreed to indemnify Buyer pursuant to Section 6.1(c) hereof, (A) Buyer and Sellers shall cooperate in the conduct of any audit or proceeding relating to such period, (B) Sellers shall have the right to participate in such audit or proceeding at Sellers’ expense, (C) Buyer shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of Sellers, which consent shall not unreasonably be withheld, and (D) Buyer may, without the written consent of Sellers, enter into such an agreement provided that Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such Taxes. In the event of any conflict between the provisions of this Section 9.4(b)(ii) and any other provision of this Agreement, the provisions of this Section 9.4(b)(ii) shall control.

9.5 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Business shall be terminated prior to the Closing Date and, after the Closing Date, Buyer and its Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

9.6 Certain Elections under Code Section 338. If Buyer would like to make an election pursuant to Section 338(g) of the Code with respect to the acquisition of the Stock of PKI Indonesia, it shall notify PKI of such decision on or before the later of December 15, 2005 and the fifth Business Day following the Closing. If Buyer provides such notice to PKI, then Buyer shall make such election, upon written consent of PKI, which consent shall not be unreasonably withheld, conditioned or delayed. PKI shall notify Buyer as to whether or not it consents to such election within five Business Days of the receipt of the notice from Buyer. If Seller would like Buyer to make an election pursuant to Section 338(g) of the Code with respect to the acquisition of the Stock of PKI Indonesia, it shall notify Buyer of such decision on or before the later of December 15, 2005 and the fifth Business Day following the Closing. If PKI provides such notice to Buyer, and Buyer provides its written consent to make such election, which consent shall not be unreasonably withheld, conditioned or delayed, then Buyer shall make such election. Buyer shall notify PKI as to whether or not it consents to such election within five Business Days of the receipt of the notice from PKI. Notwithstanding the foregoing, in no event shall Buyer or PKI be required to notify the other as to whether or not it consents to an election pursuant to Section 338(g) of the Code pursuant to this Section 9.6 prior to December 15, 2005.

ARTICLE X

FURTHER AGREEMENTS

10.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably required by the other Party. Information and access may be requested under this Section 10.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, performing the physical inventory required by Section 1.4(a), reviewing and analyzing the Closing Working Capital Statement, resolving any differences between the Parties with respect to the Closing Working Capital Statement, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b) Access to Personnel. Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 10.1(a).

(c) Reimbursement. A Party providing Information or personnel to another Party under Section 10.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(d) Retention of Records. Except as otherwise required by law or agreed to in writing by the Parties, Buyer and Sellers shall each (and each shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Business prior to the Closing until December 31, 2010. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

(e) Preparation of PKI Financial Statements. Following the Closing, Buyer shall cause the Business to prepare and provide to PKI and its Affiliates all information relating to the Business reasonably required for PKI and its Affiliates to prepare the (i) Closing Working Capital Statement and (ii) financial statements of PKI and its Affiliates for all fiscal periods that precede or include the Closing Date. During the period of preparation of such (i) Closing Working Capital Statement and (ii) financial statements of PKI and its Affiliates, Buyer shall use its best efforts to ensure that PKI and its Affiliates (and their auditors) will be provided with reasonable access to the Business, its financial management, including the financial directors of each Business and any accountant’s work papers, and their books, accounts and records and will be able to review the work being carried out in accordance with this Section 10.1(e).

(f) Confidentiality. Each of Buyer and PKI (a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other Party furnished to it by the other Party (the “Disclosing Party”) or the other Party’s Affiliates or representatives at any time prior to Closing or pursuant to this Section 10.1 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 10.1, (ii) was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Affiliates or representatives), provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iv) was or is independently developed by the Receiving Party without utilizing any Information or violating any of the Receiving Party’s obligations under this Agreement), and the Receiving Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 10.1(f). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.

10.2 Director and Officer Indemnification. Buyer shall not take or cause, or permit to be taken or caused by any person, any action to alter or impair any exculpatory or indemnification provisions, now existing in the charter or bylaws or other organizational documents of PKI Indonesia, for the benefit of any individual who served as a director or officer of PKI Indonesia at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

10.3 Covenant Not to Compete; Nonsolicitation.

(a) During the period commencing on the Closing Date and continuing until the 42 month anniversary of the Closing Date (the “Noncompetition Period”), PKI shall not (and shall cause each Noncompetition Party (as defined in this Section 10.3(a)) not to develop, manufacture, market, service or repair sealing valve and pneumatic products or systems or ducting products for the aerospace and industrial market, or design or manufacture support services for aircraft engine manufacturers or airframe OEMs (a “Competitive Business”); provided, however, that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, any Noncompetition Party from:

(i) continuing anywhere in the world in any type of business conducted by any Noncompetition Party on the date hereof, which is not part of the Business or the PKL Business;

(ii) entering into any relationship with a person or entity not owned, managed, operated or controlled by any Noncompetition Party for purposes primarily unrelated to a Competitive Business;

(iii) making equity investments in publicly owned companies which conduct a Competitive Business, provided such investments do not confer control of any such Competitive Business upon any Noncompetition Party; or

(iv) acquiring any person or entity which conducts a Competitive Business if either:

(A) in the calendar year prior to such acquisition, the consolidated revenues of such person or entity from its Competitive Business do not constitute more than 15% of the total consolidated revenues of such person or entity; or

(B) the applicable Noncompetition Party promptly commences and thereafter pursues until the earlier to occur of the expiration of the Noncompetition Period and 24 months after such acquisition, the transfer of that portion of the business of such person or entity as constitutes a Competitive Business upon terms and conditions and at a price determined by the applicable Noncompetition Party in its sole discretion.

For purposes of the Agreement, “Noncompetition Party” means PKI and any direct or indirect majority-owned subsidiaries of PKI while (but only while) such entity is a direct or indirect majority-owned subsidiary of PKI.

(b) Sellers shall not, and shall cause their subsidiaries not to, for a period commencing on the Closing Date and ending on the date that is 24 months after the Closing Date, without the prior written approval of Buyer, solicit the employment of, or encourage, entice or induce the termination of employment by, any person who is an employee of the Business as of the Closing Date, other than (i) general recruiting and general advertisements or solicitations not targeted at such employees or (ii) employees whose employment with the Business has been terminated following the Closing.

10.4 Disclosure Generally.

(a) Any information furnished in the Disclosure Schedule (or any update thereto) shall be deemed to modify all of PKI’s representations and warranties to which it is reasonably apparent that such information relates. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the terms “to Sellers’ knowledge,” “to the knowledge of the Sellers”, “known by Sellers” or other words of similar meaning shall mean the actual knowledge of the persons listed on Schedule 10.4(a) attached hereto.

(b) PKI shall be entitled to submit to Buyer, from time to time between the date hereof and the Closing Date, written updates to the Disclosure Schedule disclosing any events or developments that occur or any information learned between the date of this Agreement and the Closing Date. If the new information disclosed on any such update to the Disclosure Schedule (such information, the “New Disclosure”) would cause the conditions set forth in Sections 5.1(b) or 5.1(h) not to be satisfied (whether or not Buyer ultimately raises the failure of such condition to be satisfied), then PKI’s representations and warranties contained in Article II shall be construed for all purposes of this Agreement (including by limiting Buyer’s right to indemnification pursuant to Article VI) in accordance with the Disclosure Schedule, as so updated. If the New Disclosure would not cause the conditions set forth in Sections 5.1(b) or 5.1(h) not to be satisfied, then the New Disclosure shall have no qualifying effect on PKI’s representations and warranties contained in Article II or Buyer’s right to indemnification pursuant to Article VI.

10.5 Acknowledgments by Buyer. THE REPRESENTATIONS AND WARRANTIES BY PKI AND PKI FRANCE CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF PKI AND ITS SUBSIDIARIES TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE BUSINESS AND ANY SET FORTH IN THE CONFIDENTIAL DESCRIPTIVE MEMORANDUM PREVIOUSLY DELIVERED TO BUYER), ARE SPECIFICALLY DISCLAIMED BY PKI AND ITS SUBSIDIARIES. BUYER ALSO ACKNOWLEDGES THAT, SUBJECT TO APPLICABLE LAW IN THE CASE OF THE

SALE OF THE PORTION OF THE BUSINESS CONDUCTED BY PKI FRANCE, ITS SOLE AND EXCLUSIVE RECOURSE IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS TO ASSERT RIGHTS OF BUYER PURSUANT TO ARTICLE VI, ARTICLE VIII AND ARTICLE IX.

10.6 Certain Employee Benefits Matters.

(a) On or before the Closing, Buyer shall offer employment to all US Business Employees who are not covered by Business Collective Bargaining Agreements, except the Inactive US Business Employees to whom Buyer will make offers of employment upon the termination of any disability, layoff, or leave of absence within the six-month period following the Closing Date. Each such offer of employment shall be on the same base pay or rate of pay and conditions of employment substantially similar in aggregate value, including any applicable post retirement medical benefits, to the existing terms and conditions of each such US Business Employee’s employment prior to the Closing; provided, however, that all pension and welfare benefits and benefit arrangements shall be provided under plans of Buyer (“Buyer’s Plans”). US Business Employees who are covered by a Business Collective Bargaining Agreement shall be employed by Buyer pursuant to the terms of such Business Collective Bargaining Agreement. All US Business Employees who accept such offers of employment of Buyer or who otherwise become employed by Buyer (the “Transferred Employees”) will become employees of Buyer (with the effect that no period of unemployment will occur with respect to any such Transferred Employees). Buyer shall be solely responsible for all compensation and benefits accrued or benefit claims filed by Transferred Employees on and after the Closing. The Asset Sellers will retain all liability for such benefits accrued or claims filed by US Business Employees prior to the Closing. In addition, Asset Sellers shall retain all obligations for benefits accrued and benefit claims filed by any Inactive Business Employee prior to employment by Buyer as a Transferred Employee and for benefits accrued and benefit claims filed by any US Business Employee who does not become a Transferred Employee. Any Buyer’s Plan in which Transferred Employees are eligible to participate shall provide that for purposes of determining eligibility to participate, vesting and for any schedule of benefits based on service (but not pension benefit amounts), all service with Asset Sellers and any predecessor that is recognized by Asset Sellers shall be recognized. Buyer’s Plans which provide medical, dental, vision, and health benefits to Transferred Employees shall provide such benefits without the applicability of any pre-existing physical or mental condition restrictions (other than those in effect on the Closing Date under a US Business Welfare Plan) and to the extent that a Transferred Employee has satisfied in whole or in part any annual deductible amount with respect to the calendar year in which the Closing Date occurs or paid any expenses pursuant to a co-insurance provision under a US Business Welfare Plan on the Closing Date, such Transferred Employee shall be credited with such amounts under the applicable Buyer’s Plan.

(b) Buyer agrees that it shall assume any collective bargaining agreements entered into with respect to US Business Employees (a “Business Collective Bargaining Agreement”); provided, however, that such obligation shall be subject to Buyer negotiating provisions relating to pension benefits and other benefits obligations (but not changes to wages or other terms and conditions of employment) reasonably satisfactory to Buyer prior to the Closing Date. PKI shall use its best efforts to assist Buyer in negotiating such changes to the Business Collective Bargaining Agreement.

(c) Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act (“WARN”) and any other similar applicable law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff’ (as defined in WARN) or similar event affecting employees and occurring on or after the Closing Date or arising as a result of the transactions contemplated hereby. Buyer shall indemnify and hold harmless Sellers and their Affiliates with respect to any liability under WARN or other similar applicable law arising from the actions (or in actions) of Buyer or its Affiliates on or after the Closing Date or arising as a result of the transactions contemplated hereby.

(d) Asset Sellers shall be solely responsible for all workers’ compensation claims made by US Business Employees, including Transferred Employees, with respect to injuries or conditions occurring or sustained prior to the Closing. Buyer shall be solely responsible for all workers’ compensation claims made by Transferred Employees with respect to injuries or conditions occurring or sustained after the Closing.

(e) Buyer agrees to provide any required notice under COBRA and any other similar applicable law on or after the Closing Date with respect to Transferred Employees. Buyer shall assume all liabilities for post-employment health coverage under COBRA or otherwise with respect to Transferred Employees. Asset Sellers shall retain all responsibility and liability for post-employment health coverage under COBRA and any similar applicable law with respect to US Business Employees who do not become Transferred Employees.

(f) Buyer shall employ all Foreign Business Employees employed by any Asset Seller, PKI Indonesia, or PKI France on and after the Closing Date on the terms and conditions on which they were employed by such Asset Seller, PKI Indonesia, or PKI France. Buyer shall offer employment to all other Foreign Business Employees on and after the Closing Date on generally comparable terms and conditions, subject to applicable law.

10.7 Resignations. Effective upon the Closing, PKI shall cause all of its own employees, directors and attorneys and all of its Affiliates’ (other than PKI Indonesia) employees, directors and attorneys to resign from the board of directors of PKI Indonesia and from all positions as executive officers of PKI Indonesia.

10.8 Use of Name for Transition Period.

(a) As promptly as practicable after the Closing Date, Buyer shall amend the certificates of incorporation, bylaws and other organizational documents of PKI Indonesia to exclude any reference to “PerkinElmer” alone or in combination with any other words or terms or variation of such words or terms.

(b) Following the Closing, except as otherwise expressly provided herein, Buyer shall have no rights to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of any Seller (the “Retained Marks”) and will not hold itself out as having any affiliations with any Seller.

(c) Notwithstanding the provisions of Sections 10.8(a) and (b), for a period of 90 days after the Closing Date, the Buyer may (i) utilize sales promotional aids, literature and other printed material transferred by the Sellers to Buyer on the Closing Date and containing the Retained Marks, (ii) sell inventory transferred to Buyer as part of the Acquired Assets, that contain or incorporate the Retained Marks, and (iii) manufacture and sell products that contain or incorporate Retained Marks; provided that promptly following the Closing Date, Buyer will implement a plan to eliminate the use of all such material within such 90-day period.

(d) Notwithstanding anything to the contrary contained in this Section 10.8, Buyer, upon written consent of PKI, which shall not be unreasonably withheld, shall have an additional period of (i) 90 days to comply with the requirements of Section 10.8(c), but only with respect to those items that cannot reasonably, after diligent efforts, be accomplished within the initial 90-day period because it is impractical to do so or because of the inaction or delay by a governmental authority; and (ii) 90 days to comply with the requirements of Section 10.8(c) above, but only with respect to those items that cannot reasonably, after diligent efforts, be accomplished within the initial 90-day period because such changes require Federal Aviation Administration or other airworthiness approvals.

(e) Notwithstanding the provisions of Section 10.8, Buyer may disclose to its customers and potential customers that it is conducting the Business as a successor to the Sellers from and after the Closing Date.

(f) The licenses to use the Retained Marks set forth in this Section 10.8 shall not prohibit PKI or any of its Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner. The Buyer agrees that its use of the Retained Marks shall be consistent with the past practices of the Sellers and their respective direct and indirect subsidiaries in connection with their business and operations and, with respect to such use, Buyer shall adhere to substantially similar quality standards to which the Sellers and their direct and indirect subsidiaries adhered immediately prior to the Closing.

10.9 Seller Guarantees. If any Seller Guarantee is not replaced and released as of the Closing as provided in Section 4.2, the Buyer shall fulfill all obligations of the applicable Seller and/or its Affiliates under such Seller Guarantees and shall reimburse the Sellers and their Affiliates for all premiums, payments and other carrying costs of such Seller Guarantee attributable to or for periods after the Closing Date, within five (5) Business Days after receipt of invoices therefor. In the event that after the Closing Date any Seller or an Affiliate is required to reimburse a letter of credit issuer for any drawing under a Seller Guarantee, or is required to make any payment under a Seller Guarantee (other than carrying costs as provided above), then the Buyer shall reimburse such Seller or Affiliate within five (5) Business Days after demand for the payment of such amount.

ARTICLE XI

MISCELLANEOUS

11.1 Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

11.2 No Third Party Beneficiaries. Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person (including with respect to any employee or former employee of PKI, Buyer or any of their Affiliates, any Business Employees, any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of Article VI, Article VIII and Section 10.2 are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns.

11.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates. Prior to the Closing, PKI Indonesia will be deemed, for purposes of this Agreement, to be an Affiliate of Seller and not of Buyer. Following the Closing, PKI Indonesia will be deemed, for purposes of this Agreement, to be an Affiliate of Buyer and not of Sellers.

11.4 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement by and between Buyer and PKI. This Agreement supersedes any prior agreements or representations by or between Buyer and PKI, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement).

11.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, that, Buyer may assign this Agreement and all or part of its rights, interests, or obligations hereunder to one or more subsidiaries of Buyer who agree in writing to be bound by the terms hereof, but in such case Buyer shall be jointly and severally liable with such assignee for all of such assigned rights, interests or obligations. In the event that any designee is specified by Buyer pursuant to Section 1.1 hereof, such designee must first agree in writing to be bound by the terms hereof, and Buyer shall be jointly and severally liable with such designee for all of the obligations and liabilities relating to the assets or Stock transferred to such designee hereunder.

11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

11.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one business day after it is sent by (a) a reputable courier service guaranteeing delivery within one business day or (b) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to Buyer:

Eaton Corporation

1111 Superior Avenue

Cleveland, OH 44114

Telecopy: (216) 479-7103

Attention: Office of Secretary

Copy to:

Squire, Sanders & Dempsey L.L.P.

127 Public Square

4900 Key Tower

Cleveland, OH 44114

Telecopy: (216) 479-8780

Attention: Gordon S. Kaiser, Esq.

If to PKI:

PerkinElmer, Inc.

45 William St.

Wellesley, MA 02481

Telecopy: (781) 431-4183

Attention: President

Copies to:

PerkinElmer, Inc.

45 William St.

Wellesley, MA 02481

Telecopy: (781) 431-4115

Attention: Katherine A. O’Hara, Esq.,

                    Senior Vice President and

                    General Counsel

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Telecopy: (617) 526-5000

Attention: Hal J. Leibowitz, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.9 Governing Law. Subject to the provisions of certain Exhibits hereto regarding the application of local law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

11.10 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.12 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.

11.14 Dispute Resolution.

(a) Dispute Notice. If there is a dispute between the Parties arising out of or related to this Agreement (except for matters to be resolved under Section 1.4), Buyer or the Sellers (for purposes of this Section 11.14, each being a “Dispute Resolution Party”) may invoke the procedures specified in this Section 11.14 by written notice. The written notice must:

(i) describe briefly the nature of the dispute;

(ii) the approximate amount of any monetary claim; and

(iii) designate an individual with authority to settle the dispute on behalf of that Party.

The Dispute Resolution Party receiving the notice has 10 days within which to designate an individual with authority to settle the dispute on its behalf and to notify the other Dispute Resolution Party of its designation (the individuals so designated are the “Authorized Individuals”).

(b) Dispute Resolution. The Dispute Resolution Parties shall cause the Authorized Individuals to begin discussions concerning resolution of the dispute no later than 30 days from the date of the original notice invoking these procedures. If the dispute has not been resolved within 60 days from the date of the original notice invoking these procedures, the

Dispute Resolution Parties shall submit the matter to alternative dispute resolution (“ADR”) in accordance with the following mini-trial procedure.

(c) Neutral. The Dispute Resolution Parties shall attempt to agree upon a mutually acceptable person not then or previously affiliated in any manner with either Dispute Resolution Party (“Neutral”) within 10 days after the expiration of the periods referred to in Section 11.14(b) or the earlier agreement of the Dispute Resolution Parties to submit the matter to ADR. If a Neutral is not selected within that time period, either Dispute Resolution Party may request the Center for Public Resources, or if the Authorized Representative has previously objected to the use of the Center for Public Resources, the American Arbitration Association, to supply within ten (10) days a list of at least three (3) potential Neutrals with qualifications as specified in the request, or as agreed to jointly by the Parties. Within 7 days of receipt of the list, the Dispute Resolution Parties shall rank the proposed candidates independently, exchange rankings (ranked numerically with 1 being the most desired) and select as the Neutral the individual who receives the highest combined ranking who is available to serve. If two or more individuals have the highest ranking and the Dispute Resolution Parties do not agree within 5 days as to whom to select the organization that provided the list of individuals may select the Neutral from among those individuals with the highest ranking.

(d) Pre-hearing Conference. Within 30 days after appointment of the Neutral, the Dispute Resolution Parties shall meet with the Neutral for a pre-hearing conference. At the conference, the Dispute Resolution Parties shall arrange for the exchange of information in the possession of the other Dispute Resolution Party, including certain limited depositions where appropriate, and the stipulation of uncontested facts. The Dispute Resolution Parties shall establish the extent of and schedule for the production of relevant documents, sworn depositions and the identification of witnesses. Should a dispute arise over the extent of document production, appropriate witnesses or the scheduling of any activity, including the hearing location and date, the Neutral is authorized to make a final determination after hearing each Dispute Resolution Party’s position. At the pre-hearing conference, or at a later scheduled conference as agreed to by both Dispute Resolution Parties, the location and date for the hearing will be set which will not, unless both Dispute Resolution Parties agree, be more than one 120 days from the date of the initial pre-hearing conference.

(e) Summary of Views. One week before the scheduled hearing, each Dispute Resolution Party shall deliver to the Neutral and to the other Dispute Resolution Party a written summary of its views on the matter in dispute. The summary may be no longer than twenty double-spaced pages unless the Dispute Resolution Parties agree otherwise.

(f) Hearing. At the hearing each Dispute Resolution Party shall be represented by the Authorized Individuals and also may be represented by counsel. Each Dispute Resolution Party will have an agreed-upon time, not to exceed four hours, in order to present its case. The Authorized Individuals must be present for the presentations but may not participate in them. The Neutral may ask questions during the presentations and the Authorized Individuals may ask questions after the conclusion of the other Dispute Resolution Party’s presentation. At the conclusion of the presentations, the Authorized Individuals, without counsel, will meet with the Neutral to discuss the dispute in order to attempt to reach a resolution. If no settlement is reached, the Neutral will orally summarize the dispute, the strengths and weaknesses of both Dispute Resolution Parties’ positions and give his or her opinion as to how much the Dispute Resolution Party seeking recovery or other relief would receive if the matter were resolved through litigation. No stenographic, visual or audio record made will be made of the hearing.

(g) Participation. The Dispute Resolution Parties shall participate in the ADR to its conclusion as designated by the Neutral and not terminate negotiations concerning resolution of the matters in dispute until at least 2 weeks after the hearing. Neither Dispute Resolution Party may begin a lawsuit or seek other remedies prior to the conclusion of the two-week post-hearing negotiation period. But, despite anything to the contrary in this Article or elsewhere in this Agreement, either Dispute Resolution Party may commence litigation on any date after which the commencement of litigation would be barred by an applicable statute of limitations or in order to request equitable relief. In that event, the Dispute Resolution Parties shall (except as prohibited by court order) continue to participate in the ADR to its conclusion.

(h) Costs of Dispute Resolution. The Dispute Resolution Parties shall share equally the fees of, and reasonable costs incurred by, the Neutral. The Neutral may not be a witness, consultant, expert or counsel for any Dispute Resolution Party with respect to the matters in dispute and any related matters.

(i) Confidentiality. The ADR is a compromise negotiation for purposes of the Federal Rules of Evidence and state rules of evidence. The entire procedure is confidential. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the ADR by any of the Dispute Resolution Parties, their agents, employees, representatives or other invitees to the ADR and by the Neutral, who is the Dispute Resolution Parties’ joint agent for purposes of these compromise negotiations, are confidential and will, in addition and where appropriate, be deemed to be work product and privileged. The conduct, statements, promises, offers, views and opinions are not discoverable or admissible for any purposes, except impeachment, in any litigation or other proceeding involving the Dispute Resolution Parties and may not be disclosed to anyone not an agent, employee, expert, witness, or representative for any of the Dispute Resolution Parties. Evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the ADR and the Dispute Resolution Parties may request any discovery to which they would otherwise be entitled without regard to the documents, depositions or other discovery that occurred as part of the ADR.

(j) Exclusive Means for Dispute Resolution.

(i) A Party’s failure or refusal to participate in the dispute resolution mechanisms of this Article is a material breach of this Agreement. If any Party seeks and secures judicial intervention requiring enforcement of this Section 11.14, it will be entitled to recover from the other Party in the judicial proceeding all costs and expenses, including reasonable attorneys’ fees, that it was required to incur.

(k) Except for the dispute resolution procedure set forth in Section 1.4, the procedures specified in this Section 11.14 are the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement.

(l) Notwithstanding anything to the contrary in this Agreement, each Party shall have the right to pursue provisional relief from any court, such as attachment, specific performance, preliminary injunction, replevin, etc., to avoid irreparable harm, even though ADR has not been commenced or completed. For purposes of any action described in this Section 11.14(l), each Party (i) submits to the exclusive jurisdiction of any federal court sitting in the Southern District of New York, or any state court in the Bureau of Manhattan, State of New York, (ii) agrees that any action described in this Section 11.14(l) may be heard and determined only in such court, (iii) agrees not to bring any such action in any other court, and (iv) waives any defense of inconvenient forum to the maintenance of any action described in this Section 11.14(l) and waives any bond, surety or other security that might be required of the other Party with respect thereto.

11.15 Bulk Transfer Laws. Buyer acknowledges that Asset Sellers will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

11.16 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (vii) references to a person or entity are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (x) references to a law include any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

11.17 Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including the calculation, payment or reimbursement of Damages under Article VI or Article VIII hereof) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article VI or Article VIII hereof, would have first become obligated to do so but for the operation of Section 6.5(b) hereof); provided, however, that nothing in this Section 11.17 shall be deemed to require any party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a party to violate, applicable law or U.S. GAAP.

11.18 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

11.19 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

11.20 Facsimile Signature. This Agreement may be executed by facsimile signature.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PERKINELMER, INC.

By:    /s/ Robert F. Friel

Print Name:    Robert Friel

Print Title:    EVP and CFO

EATON CORPORATION

By:    /s/ Kurt McMaken

Print Name:    Kurt McMaken

Print Title:    Attorney-in-Fact

and

By:    /s/ Martin V. Rarick

Print Name:    Martin V. Rarick

Print Title:    Attorney-in-Fact

[Signature Page to Master Purchase and Sale Agreement]